UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________
FORM 11-K
_________________________________________

(Mark One)
☑                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

OR

☐                   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from______to______

Commission File Number:  001-01011

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

CVS HEALTH FUTURE FUND 401(k) PLAN
(formerly known as the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies)

________________________________________

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

CVS HEALTH CORPORATION

One CVS Drive
Woonsocket, RI 02895

REQUIRED INFORMATION
CVS HEALTH FUTURE FUND 401(k) PLAN
YEARS ENDED DECEMBER 31, 2023 AND 2022

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of
CVS Health Future Fund 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the CVS Health Future Fund 401(k) Plan (the Plan) as of December 31, 2023 and 2022, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2023 and 2022, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedule Required by ERISA

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2023, (referred to as the “supplemental schedule”), has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP
We have served as the Plan’s auditor since 2008.
Boston, Massachusetts
June 20, 2024

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Net Assets Available for Benefits
December 31, 2023 and 2022

	2023	2022
Assets:
Investments at fair value:
Mutual funds (Note 2 (b))	$8,705,070,432	$7,330,930,377
Common stock (Note 2 (b))	5,455,164,836	4,823,814,048
Corporate bonds (Note 2 (b))	485,113,891	450,154,522
U.S. government securities (Note 2 (b))	755,599,121	672,898,926
Other securities (Note 2 (b))	34,264,001	35,660,085
Common collective trust funds (Note 2 (b))	8,983,277,579	7,517,414,749
Total investments at fair value	24,418,489,860	20,830,872,707
Fully benefit-responsive investments at contract value:
Synthetic guaranteed investment contracts (Note 2 (b))	2,848,499,358	3,061,558,035
Total fully benefit-responsive investments at contract value	2,848,499,358	3,061,558,035
Total investments	27,266,989,218	23,892,430,742

Receivables:
Interest and dividends (Note 2 (f))	14,591,994	11,436,998
Notes receivable from participants (Note 2 (h) and Note 4)	402,252,310	378,413,242
Employer contributions	19,503,554	18,496,980
Employee contributions	35,171,295	32,949,230
Pending securities settlements (Note 2 (g))	—	80,076,199
Total receivables	471,519,153	521,372,649

Total assets	27,738,508,371	24,413,803,391

Liabilities:
Accrued expenses and other liabilities	20,837,216	16,877,931
Pending securities settlements (Note 2 (g))	3,857,080	—
Total liabilities	24,694,296	16,877,931

Net assets available for benefits	$27,713,814,075	$24,396,925,460

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2023 and 2022

	2023	2022
Investment activity:
Interest and dividend income (Note 2 (f))	$434,554,949	$345,466,373
Net appreciation (depreciation) in value of investments (Note 2 (f))	3,107,087,009	(4,487,326,458)
Total investment activity	3,541,641,958	(4,141,860,085)

Participant loan interest (Note 4)	22,130,163	16,609,964

Contributions:
Employer contributions (Note 1 (c))	565,851,699	540,433,376
Employee contributions (Note 1 (c))	1,092,133,890	1,042,931,468
Rollovers	120,937,560	120,031,811
Total contributions	1,778,923,149	1,703,396,655

Deductions:
Benefits paid to participants (Notes 1 (f) and 2 (c))	1,983,208,323	1,755,842,802
Administrative expenses (Note 1 (g))	42,598,332	37,656,918
Total deductions	2,025,806,655	1,793,499,720

Net increase (decrease) in net assets for the year	3,316,888,615	(4,215,353,186)

Net assets beginning of the year	24,396,925,460	28,612,278,646

Net assets end of the year	$27,713,814,075	$24,396,925,460

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Notes to Financial Statements
Years Ended December 31, 2023 and 2022

1.Plan Description

The following description of the CVS Health Future Fund 401(k) Plan (the “Plan” or “Future Fund”) provides only general information. Participants should refer to the Plan documents for a more complete description of the Plan’s provisions.

(a)Background
The Plan was established as of January 1, 1989. The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan are maintained by a committee (the “Benefit Plans Committee”) of not less than three persons appointed by the Board of Directors of CVS Health Corporation (“CVS Health”, and, together with its subsidiaries, the “Company”), the sponsor of the Plan. In accordance with the provisions of the Plan, the Benefit Plans Committee has appointed an Administrative Subcommittee (the “Plan Administrator”) and Investment Subcommittee and delegated certain fiduciary duties and responsibilities to each of the Subcommittees. Also, the Vanguard Group, Inc. has been appointed as the recordkeeper to assist with administering the Plan (the “Recordkeeper”) and the Bank of New York Mellon has been appointed as the directed trustee of the Plan (the “Trustee”). The Recordkeeper maintains participant account records and works with the Trustee to execute transactions such as benefit payments to participants. The Trustee holds the assets of the Plan and executes transactions at the direction of the Recordkeeper and Plan Administrator.

(b)Eligibility
Eligible employees who have attained age 18 are able to participate in the Plan for purposes of making their own salary deferral contributions as of the first of the month following their employment date.

Eligible employees are defined as regular employees of the Company other than:
•A nonresident alien receiving no United States (“U.S.”) earned income from the Company;
•A resident of Puerto Rico;
•An individual covered under a collective bargaining agreement (unless the agreement provides for membership);
•A leased employee (as defined in the Internal Revenue Code (the “Code”);
•A temporary employee (as determined by the Company); or
•An independent contractor or consultant (as defined by the Company).

(c)Contributions
Participants may direct the Company to contribute 401(k) and/or Roth contributions (“elective deferrals”) to their accounts as a percentage of their eligible compensation as defined in the Plan. Percentages can be elected in multiples of 1%, with a minimum participant contribution percentage of 1%, pursuant to a salary reduction agreement. Each participant’s total elective deferrals for any calendar year may not exceed the lesser of 75% of eligible compensation or the maximum elective deferral allowed by the Code. The maximum elective deferral amount allowed by the Code was $22,500 for 2023 and $20,500 for 2022. All employees that are age 50 or over before December 31 of the calendar year are permitted to make additional catch-up contributions of up to $7,500 for 2023 and $6,500 for 2022.

Plan participants making elective deferrals are eligible to receive Company matching contributions with the first administratively feasible payroll date following the completion of one year of service with the Company. One year of service is defined as either:

•12 months of service, beginning on the employee's employment date, during which the employee completed at least 1,000 hours of service, or
•1,000 hours of service in any plan year following the calendar year in which the employee was hired.

The Plan provides a match of 100% up to 5% of an employee’s eligible compensation contributed to the Plan per payroll. The maximum annual match per participant was $16,500 for 2023 and $15,250 for 2022.

(d)Participant’s Account
Each participant’s account is credited with an allocable share of the participant’s selected Plan investments and any unrealized appreciation or depreciation and interest and dividends of those investments, net of administrative expenses.

(e)Vesting
Participants are 100% vested at all times in participant and Company matching contributions.

Participants are always fully vested in and have a non-forfeitable right to (1) their accounts upon retirement, death or disability, (2) any elective deferrals described in Note 1(c) and (3) any rollover amounts they make to the Plan.

(f)Payment of Benefits
Upon termination of employment, a participant may contact the Recordkeeper to elect to have their benefit paid under one or more options, such as a single lump sum (including a rollover) or in equal annual installments over a period not to exceed the participant’s expected lifetime.

(g)Administrative Expenses
Administrative expenses specifically attributable to the Plan and not covered by forfeitures were funded by the Plan for 2023 and 2022. Recordkeeping and Trustee’s fees were paid by the Plan for 2023 and 2022.

(h)    Investment Options
Upon enrollment in the Plan, a participant elects to direct contributions or investment balances to the investment fund options offered by and subject to the restrictions under the Plan. Participants may modify investment elections daily thereafter, subject to certain trading restrictions. The Plan’s investments are composed of guaranteed insurance contracts, common stock of CVS Health, marketable mutual funds, common collective trust (“CCT”) funds, U.S government securities, corporate bonds, other securities and separately managed funds (composed of marketable securities). The following is a brief explanation of each fund’s investment objectives:

Core Equity Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Standard & Poor’s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

CVS Health Stock Fund
The fund invests in CVS Health common stock to provide participants the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. At the time of contribution, participant deferrals into the CVS Health Stock Fund are limited to 20% of eligible compensation.

Diversified Bond Fund
This custom white label fund of funds seeks a stable rate of return and capital appreciation through investment in high quality bonds and other debt instruments. It is co-managed by Loomis Sayles (50%) and Dodge & Cox (50%). Intermediate-term bond portfolios invest primarily in corporate and other investment-grade U.S. fixed-income issues and typically have durations of 3.5 to 6.0 years. These portfolios are less sensitive to interest rates, and therefore less volatile, than portfolios that have longer durations.

Emerging Markets Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large, mid, and small cap companies located in emerging markets around the world. The fund invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

International Equity Fund
This custom white label fund of funds seeks long-term growth of capital through investment in foreign (non-U.S.) equity securities. It also invests in depository receipts and companies located in emerging market countries. The fund is co-managed by First Eagle (25%), American Funds (23%), Vanguard (22%), Hartford (20%) and Allspring Global Investments (10%). Foreign large blend portfolios invest in a variety of large cap international stocks. Most of these portfolios divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. These portfolios primarily invest in stocks that have market caps in the top 70% of each economically integrated market (such as Europe or Asia ex-Japan). The blend style is assigned to portfolios where neither growth nor value characteristics predominate. These portfolios typically will have less than 20% of assets invested in U.S. stocks.

International Equity Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in the major markets of Europe, the Pacific Region, and Canada. The fund employs a “passive management” or indexing-investment approach designed to track the performance of the Financial Times Stock Exchange Group Developed All Cap ex US Index, which includes approximately 3,800 common stocks of companies located in Europe, Australia, Asia, and Canada. It attempts to replicate the target index by investing in all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Large Cap Core Fund
This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 1000 Index over a full market cycle primarily through investments in a diverse portfolio of large market capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of Columbia Threadneedle (25%), T. Rowe Price (20%), Barrow Hanley (15%), MFS (20%) and Wellington (20%).

Mid Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of mid capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Center for Research in Security Prices US Mid Cap Index, a broadly diversified index of stocks of midsize U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Real Asset Index Fund
The fund seeks to offer broad, cost-effective exposure to commodities, global natural resource equities, global infrastructure equities, U.S. commercial real estate securities, and U.S. inflation linked bonds. The fund employs an indexing investment approach designed to track the performance of a custom index, which is made up of: 25% Bloomberg Roll Select Commodity Index, 25% S&P Global Large Midcap Commodity and Resources Index, 15% Dow Jones U.S. Select REIT Index, 25% Bloomberg Barclays U.S. Treasury Inflation-Protected Securities (“TIPS”) Index, and 10% S&P Global Infrastructure Index. The allocation across the five broad asset classes seeks to provide a long-term return while targeting a level of risk relative to longer-dated U.S. TIPS.

Small Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Small Mid Cap Core Fund
This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 2500 Index over a full market cycle primarily through investment in a diverse portfolio of small- and mid-size capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of Sapience Small Cap Value (20%), MFS Mid Cap Value Equity (20%), Snyder Capital Mgt Small/Mid Cap Value (25%), Baron Discovery Strategy (20%) and DF Dent Mid Cap Growth (15%).

Socially Responsible Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large and midcapitalization stocks and invests primarily in securities of companies that meet the fund's environmental, social and governance criteria. The fund employs a passive management or indexing investment approach designed to track the performance of the S&P 500 Index. The index is composed primarily of large and mid cap stocks that have been screened for certain social and environmental criteria. The fund attempts to replicate the index by investing all, or substantially all, of its assets in the stocks that make up the index.

Stable Value Fund
The fund’s investment objectives are preservation of principal, consistent returns and a stable credited rate of interest. Managed by Invesco, the fund is primarily comprised of highly rated (AA or higher) insurance company and bank investment contracts issued by financial institutions and other eligible stable value investments that seek to provide participants with safety of principal and accrued interest as well as a stable crediting rate. All contract issuers and securities utilized in the portfolio are rated investment grade at time of purchase.

Target Date Funds
The Target Date Funds seek to provide both income and capital appreciation by investing in multiple asset classes, including stocks, bonds, and cash investments. Target Date Funds provide a diversified exposure to stocks, bonds, and cash for those investors who have a specific date in mind for retirement. Target Date Funds are custom funds aimed to provide investors with an optimal level of return and risk, based solely on the target date. The Target Date Funds are custom funds of funds and invest in other Future Fund investment options and management adjusts the allocation among asset classes to more conservative mixes as the target date approaches, following a preset glide path. A Target Date Fund is part of a suite of funds offering multiple retirement dates to investors. The Plan’s ten Target Date Funds include a Target Date Retirement Fund as well as Target Date Funds in five-year increments (2020-2065). Effective October 31, 2022, Target Date 2065 Fund was added to the Plan's investment options.

U.S. Bond Index Fund
The investment seeks to track the performance of a broad, market-weighted bond index. The fund employs an indexing investment approach designed to track the performance of Bloomberg Barclays U.S. Aggregate Bond Index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. The fund invests at least 80% of assets in bonds held in the index. It maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

2.    Summary of Significant Accounting Policies

(a)Basis of Presentation
The Plan prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which include the application of accrual accounting.
(b)Investment Valuation
The value of the investments held at December 31, 2023 and 2022 are stated at fair value with the exception of the fully benefit-responsive investment contracts. Shares of mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. CVS Health common stock and common stock owned directly in the Small Mid Cap Core Fund and the Large Cap Core Fund separately managed funds, are valued based upon quoted market prices.

Corporate bonds are valued at fair value using quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks), or unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability.

Government securities, U.S. and non-U.S., are valued at fair value using quoted prices for identical assets and liabilities in active markets, quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks).

Common collective trust (“CCT”) funds are valued at the net asset value (“NAV”) and reported by the respective funds at each valuation date.

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts (“synthetic GICs”) which are investment contracts issued by an insurance company, or other financial institution, backed by a portfolio of bonds that are owned by the Plan. Contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The contract value of the fully benefit-responsive investment contracts represents contributions plus earnings, less participant withdrawals and administrative expenses.

Refer to Note 3 for further information related to the valuation of investments.

(c)Benefits Paid
Distributions of benefits are recorded when paid. The Plan has made available to participants certain relief under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

(d)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

(e)Accrual Basis of Accounting
The Plan utilizes the accrual basis of accounting.

(f)Investment Income
Dividend and interest income is recorded when earned. Net appreciation and depreciation include the Plan’s gains and losses on investments bought and sold as well as held during the year.

(g)Purchases and Sales of Securities
Purchases and sales of securities are made on a trade-date basis. Due to timing of settlements, there may be pending transactions as of the financial statement date that result in a receivable or payable to the Plan.

(h)Notes Receivable from Participants
Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Notes receivable are collateralized by the participant’s account balance and bear interest at a market rate (Prime + 1%). If a participant ceases to make loan repayments, the outstanding loan balance will be deemed defaulted and result in a taxable event to the participant.

3.    Fair Value Measurements

The Plan uses the three-level hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the fair value hierarchy consist of the following:

•Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.
•Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2023 and 2022.

Mutual funds: Valued at the NAV of shares held by the Plan at year-end which are reported on an active market (level 1).

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded (level 1).

Corporate bonds: Valued at observable quoted prices and inputs (level 2).

U.S. Government securities: Valued at unadjusted closing prices reported on active markets (level 1) or observable quoted prices and inputs (level 2).

Other securities: Valued at observable quoted prices and inputs (level 2).

CCT funds: Valued at the NAV and reported by the respective funds at each valuation date (level 1).

The market value of CVS Health common stock was $78.96 and $93.19 per share at December 31, 2023 and 2022, respectively. The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2023 and 2022:

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Mutual funds	$8,705,070,432	$—	$—	$8,705,070,432
Common stock	5,455,164,836	—	—	5,455,164,836
Corporate bonds	—	485,113,891	—	485,113,891
U.S. government securities	314,451,461	441,147,660	—	755,599,121
Other securities	—	34,264,001	—	34,264,001
CCT funds	8,983,277,579	—	—	8,983,277,579
Total investments at fair value	$23,457,964,308	$960,525,552	$—	24,418,489,860

Synthetic GICs				2,848,499,358
Total investments at contract value				2,848,499,358

Total investments				$27,266,989,218

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Mutual funds	$7,330,930,377	$—	$—	$7,330,930,377
Common stock	4,823,814,048	—	—	4,823,814,048
Corporate bonds	—	450,154,522	—	450,154,522
U.S. government securities	253,583,430	419,315,496	—	672,898,926
Other securities	—	35,660,085	—	35,660,085
CCT funds	7,517,414,749	—	—	7,517,414,749
Total investments at fair value	$19,925,742,604	$905,130,103	$—	20,830,872,707

Synthetic GICs				3,061,558,035
Total investments at contract value				3,061,558,035

Total investments				$23,892,430,742

4.     Notes Receivable from Participants

Participants may obtain loans from the Plan utilizing funds accumulated in their accounts. The minimum amount that may be borrowed is $1,000. Participants can borrow up to 50% of their vested account balance but not more than $50,000, less their highest outstanding loan balance during the previous twelve months. The loans are repaid to the Plan through after-tax payroll deductions and direct repayments to the Recordkeeper. The term of the loan is selected at the discretion of the participant, but may not exceed five years for a general loan and twenty-five years for a primary residence loan, except that primary residence loans initiated under the former CareSave plan, which merged into the Plan as of December 31, 2012, were permitted to have a maximum loan repayment period of up to ten years only. Participants may have two loans outstanding at any time, but no more than one primary residence loan. Interest on loans is equal to the Prime Rate as of the prior month-end plus 1%. Certain loans made under CARES Act loans rules may exceed these limits.

5.    Investment Policy

At December 31, 2023 and 2022, the Plan’s 401(k)-related assets were allocated among the investment options discussed in Note 1(h) based on participants’ investment elections. The investment options are recommended by an independent investment consultant and approved by the Investment Subcommittee. Notes receivable from participants repayments and interest earned are allocated to each of the investment funds based upon the participant contribution election percentages.

6.    Plan Termination and Related Commitments

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions or terminate the Plan subject to applicable notice requirements and in accordance with the provisions of ERISA. If the Company terminates the Plan, all participants in the Plan become fully vested.

7.    Federal Income Taxes

The Plan received a determination letter from the Internal Revenue Service (“IRS”) dated February 16, 2017, confirming the 2016 amended and restated document was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been further amended and restated, most recently as of January 1, 2021, to comply with all laws since the last determination letter in 2017. The IRS no longer allows for an interim determination letter request following a restatement. The Plan Administrator believes the Plan, as most recently amended and restated, conforms with, and is being operated in compliance with, the applicable requirements of the Code and, therefore, the Plan, as amended, is qualified and the related trust is tax exempt.

GAAP requires plan management to evaluate uncertain tax positions taken by the Plan and recognize a tax liability if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that, as of December 31, 2023, there are no uncertain tax positions taken or expected to be taken. The Plan has recognized no interest related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

8.    Transactions with Parties-In-Interest

As of December 31, 2023 and 2022, certain Plan investments are investment funds managed by the Plan’s Trustee. The Plan also invests in shares of CVS Health’s common stock and records associated dividend income. Although these transactions qualify as party-in-interest transactions, they are exempt from the prohibited transaction rule under ERISA.

9.    Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of the net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2023 and 2022:

	2023	2022
Net assets available for benefits per the financial statements	$27,713,814,075	$24,396,925,460
Adjustment from contract value to fair value for certain fully benefit-responsive investment contracts	(149,696,346)	(176,602,515)
Net assets available for benefits per the Form 5500	$27,564,117,729	$24,220,322,945

The following is a reconciliation of total income (loss) per the financial statements to total income (loss) per the Form 5500 for the years ended December 31, 2023 and 2022:

	2023	2022
Total income (loss) per the financial statements	$5,342,695,270	$(2,421,853,466)
Net change on adjustment from contract value to fair value for certain fully benefit-responsive investment contracts	26,906,169	(264,734,724)
Total income (loss) per the Form 5500	$5,369,601,439	$(2,686,588,190)

10.    Investment Contracts with Insurance Companies

The Plan holds a portfolio of investment contracts which include synthetic guaranteed investment contracts. These contracts meet the fully benefit-responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less withdrawals.

Synthetic guaranteed investment contracts are issued by insurance companies or other financial institutions, backed by a portfolio of bonds. The bond portfolio may be structured as a fixed income separately managed account or collective fund. The bond portfolio is owned directly by the Plan (synthetic guaranteed investment contract). The issuer guarantees that all qualified participant withdrawals will be at contract value and that the crediting rate applied will not be less than 0%. Crediting rates are typically reset monthly to account for the difference between the contract value and the fair value of the underlying portfolio.

If the Plan defaults in its obligations under the contract (including the issuer's determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value as of the date of termination. Each contract recognizes certain "events of default" which can invalidate the contracts' coverage. Among these are investments outside of the range of instruments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the issuer, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, delivery of any communication to plan participants to influence a participant not to invest in the stable value option, termination of the plan or failure of the Plan to be tax qualified.

The contracts also generally provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include, but not be limited to, the following:

•The redemption of all or a portion of the interests in the Plan at the direction of the plan sponsor, including partial termination of the plan, withdrawals due to the removal of a specifically identifiable group of employees from coverage under the plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, or the bankruptcy or insolvency of the plan sponsor.

At this time, the occurrence of any such market value adjustment event is not probable.

11.     Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

CVS HEALTH FUTURE FUND 401(k) PLAN

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2023
Plan Number: 017 EIN 05-0494040

Fund	Par value /number of shares	Identity of issue	Description	Current Value**

Small Cap Index Fund	63,187,466	Vanguard Small Cap Index Fund	Mutual Fund	$1,100,169,918
Mid Cap Index Fund	138,541,776	Vanguard Mid Cap Index Fund	Mutual Fund	2,522,295,738
International Equity Index Fund	184,725,580	Vanguard International Growth Fund Admiral Shares	Mutual Fund	2,763,817,950
Inflation-Protected Bond Fund	8,296,032	Vanguard Inflation-Protected Securities Fund	Mutual Fund	96,346,427
Socially Responsible Fund	6,189,180	Vanguard FTSE Social Index Fund	Mutual Fund	130,037,444
Core Equity Fund	295,631,055	Vanguard Institutional 500 Index Trust Fund	Common Collective Trust Fund	6,124,566,401
U.S. Bond Index Fund	241,138,710	Vanguard Total Bond Market Index Trust Fund	Common Collective Trust Fund	2,552,016,544
Real Asset Index Fund	11,040,576	Real Asset Index Fund	Common Collective Trust Fund	144,582,058
Emerging Markets Index Fund	57,503,476	Emerging Markets Index Fund	Mutual Fund	591,066,270

CVS Health Stock Fund	13,872,890	CVS Health Common Stock	CVS Health Corporation Common Stock	1,095,403,394
	15,794,411	EB Temporary Investment Fund *	Common Collective Trust Fund	15,794,411

Stable Value Fund		Invesco Voya Core, Invesco Floating Portfolio	Separately Managed Fund
	1,000,000	ABERDEEN ASIA-PACIFIC	Synthetic	$879,148
	1,000,000	AGL ENERGY LTD SER C GTD SR NT	Synthetic	939,350
	2,000,000	AMERCO	Synthetic	1,742,928
	1,000,000	AMERICAN TRANSMISSION CO LLC	Synthetic	903,760
	1,000,000	ARTHUR J GALLAGHER &CO SR NT Q	Synthetic	980,133
	888,889	BASIN ELEC PWR COOP	Synthetic	880,531
	1,000,000	BUREAU VERITAS HLDGS INC	Synthetic	954,527
	2,000,000	CASEYS GEN STORES INC	Synthetic	1,772,013
	1,000,000	CASEYS GEN STORES INC	Synthetic	973,295
	—	CCP_CDX_BP CDX.NA.IG.41.V1 5YR	Synthetic	(238,816)
	1,000,000	DALRYMPLE BAY FIN PTY LTD	Synthetic	926,466
	2,000,000	DELOITTE LLP	Synthetic	1,859,692
	753,839	ERGON PERU S A C	Synthetic	680,916
	2,000,000	FOOTBALL CLUB TERM NTS	Synthetic	1,962,490
	2,000,000	FOUR CORNERS OPER PARTNER 144A	Synthetic	1,771,050
	1,000,000	GLOBAL INFLASTRUCTURE MGMT LLC	Synthetic	863,401
	1,000,000	HARDWOOD FDG LLC	Synthetic	933,384
	1,000,000	ITR CONCESSION CO LLC	Synthetic	953,652
	1,000,000	LA STAD FIN CO LLC	Synthetic	1,001,786
	1,000,000	LA STAD FIN CO LLC	Synthetic	955,212
	1,000,000	LASALLE PPTY FD REIT INC	Synthetic	899,053
	1,000,000	LION INDL PPTYS LP	Synthetic	959,538
	2,000,000	MAJOR LEAGUE BASEBALL TR	Synthetic	1,958,129
	1,000,000	MARS INCORPORATED	Synthetic	947,236
	1,000,000	MCKINSEY + CO INC	Synthetic	948,614
	1,449,162	NAC AVIATION 29 DAC	Synthetic	1,333,229
	1,000,000	NEWCASTLE COAL INFRASTRUCTURE	Synthetic	1,046,205
	5,665,289	NHK PTY LTD	Synthetic	5,582,145
	1,000,000	NORTHWESTERN CORP	Synthetic	898,957
	1,000,000	OAKTREE CAP MGMT L P	Synthetic	900,013
	1,000,000	PORTLAND GENERAL ELECTRIC CO	Synthetic	899,625
	1,000,000	PRIME PPTY FD LLC	Synthetic	1,089,502
	1,000,000	SHERMAN FINL GROUP LLC / CR ON	Synthetic	905,379
	1,000,000	SOLAR SR CAP LTD	Synthetic	961,399
	2,000,000	SOUTH JERSEY INDS INC	Synthetic	2,127,317

1,000,000	STAR ENTMT FIN LTD	Synthetic	1,004,056
2,000,000	TEXAS-NEW MEXICO PWR CO	Synthetic	1,760,742
1,000,000	TFORCE HLDGS INC	Synthetic	919,995
2,000,000	TRAFIGURA FDG S A	Synthetic	1,805,204
1,000,000	TRANSURBAN QUEENSLAND FIN LP	Synthetic	951,823
2,000,000	VECTOR LTD	Synthetic	1,658,897
2,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	2,030,083
4,857,000	BANK OF MONTREAL	Synthetic	4,896,577
2,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	1,979,538
1,439,000	ENBRIDGE INC	Synthetic	1,439,397
1,982,342	CARLYLE GLOBAL MA 1A A1RR 144A	Synthetic	1,976,610
4,000,000	EMPOWER CLO 2022-1 1A A1 144A	Synthetic	4,011,288
3,421,426	GOLDENTREE LOAN MAN 2A AR 144A	Synthetic	3,416,294
1,000,000	KKR CLO 46 LTD 46A A1A 144A	Synthetic	1,001,000
2,175,497	SYMPHONY STATIC CLO 1A A 144A	Synthetic	2,158,152
3,000,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	3,000,383
4,000,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	4,030,579
1,000,000	PIKES PEAK CLO 12 L 12A A 144A	Synthetic	1,005,766
5,000,000	ING GROEP NV	Synthetic	5,031,388
1,814,000	CREDIT SUISSE AG/NEW YORK NY	Synthetic	1,813,329
2,368,000	LLOYDS BANKING GROUP PLC	Synthetic	2,371,372
2,000,000	STANDARD CHARTERED PLC 144A	Synthetic	2,009,249
4,611,000	AT&T INC	Synthetic	4,626,998
3,000,000	AMERICAN EXPRESS CO	Synthetic	2,960,892
631,542	AMERICREDIT AUTOMOBILE R 2 A2B	Synthetic	632,177
4,000,000	ATHENE GLOBAL FUNDING 144A	Synthetic	3,965,929
4,000,000	BMW US CAPITAL LLC 144A	Synthetic	4,003,683
5,000,000	BANK OF AMERICA CORP	Synthetic	4,970,612
3,860,000	BARCLAYS DRYROCK ISSUANCE 2 A	Synthetic	3,866,480
977,669	CARMAX AUTO OWNER TRUST 3 A2B	Synthetic	978,092
3,000,000	CATERPILLAR FINANCIAL SERVICES	Synthetic	2,999,970
410,000	CENTERPOINT ENERGY INC	Synthetic	410,004
543,966	CHESAPEAKE FUNDING 1A A2 144A	Synthetic	541,993
3,593,759	CHESAPEAKE FUNDING 1A A2 144A	Synthetic	3,603,246
2,750,000	CITIGROUP INC	Synthetic	2,742,740
5,000,000	CITIGROUP INC	Synthetic	4,939,600
3,855,000	CITIBANK CREDIT CARD ISS A6 A6	Synthetic	3,870,961
1,356,000	JOHN DEERE CAPITAL CORP	Synthetic	1,360,335
4,000,000	JOHN DEERE CAPITAL CORP	Synthetic	4,005,255
1,261,171	FHLMC MULTICLASS STRIP 350 F2	Synthetic	1,232,170
1,247,154	FNMA GTD REMIC P/T 18-57 FA	Synthetic	1,199,949
657,342	FHLMC MULTICLASS MTG 4477 FG	Synthetic	644,278
453,389	FHLMC MULTICLASS MTG 4497 CF	Synthetic	450,055
394,598	FHLMC MULTICLASS MTG Q008 A	Synthetic	392,925
627,712	FHLMC MULTICLASS MTG KF64 A	Synthetic	625,002
532,473	FHLMC MULTICLASS MTG 4911 FM	Synthetic	518,178
3,250,000	FHLMC MULTICLASS MTG KF157 AS	Synthetic	3,231,785
1,134,620	FORD CREDIT AUTO OWNER T A A2B	Synthetic	1,136,761
5,000,000	GMF FLOORPLAN OWNER 1 A2 144A	Synthetic	5,035,814
677,581	GM FINANCIAL AUTOMOBILE 1 A2B	Synthetic	677,931
631,894	GM FINANCIAL CONSUMER AU 3 A2B	Synthetic	632,107
4,808,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	4,808,219
1,138,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	1,139,789
2,254,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,231,088
2,113,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,111,883
2,372,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,340,301
895,000	ILPT COMMERCIAL MO LPF2 A 144A	Synthetic	891,783
1,231,264	JP MORGAN MORTGAGE 1 A11 144A	Synthetic	1,133,027
1,419,270	JP MORGAN MORTGAGE 3 A11 144A	Synthetic	1,295,833
3,277,902	JP MORGAN CHASE C WPT AFL 144A	Synthetic	3,031,235
4,000,000	JPMORGAN CHASE & CO	Synthetic	3,992,640
2,000,000	JPMORGAN CHASE & CO	Synthetic	2,002,880

5,204,827	LIFE 2021-BMR MORTG BMR A 144A	Synthetic	5,090,325
3,756,000	MASSMUTUAL GLOBAL FUNDING 144A	Synthetic	3,757,010
3,075,241	MED TRUST 2021-MDL MDLN A 144A	Synthetic	3,015,407
1,351,000	MORGAN STANLEY BANK NA	Synthetic	1,352,727
3,012,000	MORGAN STANLEY	Synthetic	3,007,545
4,500,000	MORGAN STANLEY	Synthetic	4,504,865
2,076,448	NELNET STUDENT LOA BA AFL 144A	Synthetic	2,047,644
1,876,507	NELNET STUDENT LOA DA AFL 144A	Synthetic	1,845,606
5,000,000	NEW YORK LIFE GLOBAL FUND 144A	Synthetic	5,019,436
2,250,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	2,268,815
1,650,000	NORTHWESTERN MUTUAL GLOBA 144A	Synthetic	1,650,119
4,216,000	PACIFIC LIFE GLOBAL FUNDI 144A	Synthetic	4,179,087
2,051,000	PUBLIC STORAGE OPERATING CO	Synthetic	2,050,879
1,073,000	PUBLIC STORAGE OPERATING CO	Synthetic	1,075,618
3,500,000	RLGH TRUST 2021-TR TROT A 144A	Synthetic	3,419,452
1,315,942	SLM STUDENT LOAN TRUST 20 6 A3	Synthetic	1,301,433
5,235,000	SMRT 2022-MINI MINI A 144A	Synthetic	5,123,317
3,000,000	CHARLES SCHWAB CORP/THE	Synthetic	2,951,292
5,000,000	CHARLES SCHWAB CORP/THE	Synthetic	4,946,515
4,325,085	SMB PRIVATE EDUCATI B A1B 144A	Synthetic	4,316,317
1,883,045	SMB PRIVATE EDUCATI C A1B 144A	Synthetic	1,884,389
1,580,000	STARBUCKS CORP	Synthetic	1,580,005
4,819,000	STATE STREET CORP	Synthetic	4,815,791
5,000,000	TRUIST BANK	Synthetic	4,999,200
50,650,000	U S TREASURY NOTE	Synthetic	50,649,718
18,000,000	U S TREASURY NOTE	Synthetic	17,992,123
6,000,000	U S TREASURY NOTE	Synthetic	5,991,888
2,000,000	VERIZON MASTER TRUST 7 A1B	Synthetic	2,004,570
3,000,000	VERIZON MASTER TRUST 4 A1B	Synthetic	3,019,547
5,000,000	VOLKSWAGEN GROUP OF AMERI 144A	Synthetic	5,010,838
4,000,000	WELLS FARGO COM NXS5 A6FL 144A	Synthetic	3,958,627
5,000,000	WELLS FARGO & CO	Synthetic	5,036,390

	Mass Mutual
122,070,033	IGT Jennison Short Term Bond Fund	Synthetic	95,815,533
254,500,982	IGT Pimco Intermediate Fund	Synthetic	199,763,585
92,557,531	IGT Dodge and Cox Core Fixed Income Fund	Synthetic	72,650,502

	Trans America
255,462,038	IGT Invesco Intermediate Fund	Synthetic	200,365,051
122,481,486	IGT Jennison Short Term Bond Fund	Synthetic	96,065,190
91,296,065	IGT Pimco Core Fixed Income Fund	Synthetic	71,605,710

	PAC Life
122,396,125	IGT Jennison Short Term Bond Fund	Synthetic	96,225,819
254,989,088	IGT Loomis Sayles Intermediate Fund	Synthetic	200,468,224
92,405,396	IGT Dodge and Cox Core Fixed Income Fund	Synthetic	72,647,601

	Prudential
256,039,442	IGT Jennison Intermediate Fund	Synthetic	200,394,947
123,205,704	IGT Jennison Short Term Bond Fund	Synthetic	96,429,677
91,480,943	IGT Pimco Core Fixed Income Fund	Synthetic	71,599,589

	Voya
319,238,710	IGT Invesco Short Term Bond Fund	Synthetic	268,240,777
165,673,730	IGT Invesco Core Fixed Income Fund	Synthetic	139,207,586

	State Street
342,102,542	IGT Invesco Short Term Bond Fund	Synthetic	323,683,317
147,032,226	IGT Loomis Sayles Core Fixed Income Fund	Synthetic	139,115,828

	70,000,856	EB Temporary Investment Fund *	Common Collective Trust Fund	70,000,856
		Stable Value Fund Subtotal		$2,768,803,868

Diversified Bond Fund		Loomis Sayles, Dodge & Cox	Separately Managed Fund
	1,880,000	TRANSCANADA TRUST	Corporate Debt Instruments	$1,772,517
	2,100,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,985,084
	3,605,000	TRANSCANADA TRUST	Corporate Debt Instruments	3,203,800
	1,620,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,381,829
	1,425,000	TRANSCANADA TRUST	Corporate Debt Instruments	1,193,784
	815,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	793,708
	2,685,000	BNP PARIBAS SA	Corporate Debt Instruments	2,654,104
	510,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	498,719
	3,760,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	3,682,152
	800,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	656,647
	4,050,000	TELECOM ITALIA SPA/MILANO 144A	Corporate Debt Instruments	4,031,162
	2,070,000	UNICREDIT SPA 144A	Corporate Debt Instruments	2,128,137
	2,775,000	UNICREDIT SPA 144A	Corporate Debt Instruments	2,609,826
	430,000	TELECOM ITALIA CAPITAL SA	Corporate Debt Instruments	431,644
	1,995,000	TELECOM ITALIA CAPITAL SA	Corporate Debt Instruments	2,031,590
	1,085,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Debt Instruments	1,052,450
	432,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Debt Instruments	406,469
	1,500,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	1,479,129
	1,625,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	1,565,755
	1,350,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	1,035,378
	5,831,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	4,838,444
	380,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	259,128
	960,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	625,516
	560,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	366,417
	9,175,000	PETROLEOS MEXICANOS	Corporate Debt Instruments	6,524,933
	1,145,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	1,163,572
	1,950,000	ENEL FINANCE INTERNATIONA 144A	Corporate Debt Instruments	1,901,946
	1,050,000	PROSUS NV 144A	Corporate Debt Instruments	1,011,738
	1,065,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	1,056,592
	1,986,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	1,934,570
	1,030,000	PETROBRAS GLOBAL FINANCE BV	Corporate Debt Instruments	1,008,247
	3,955,000	PROSUS NV 144A	Corporate Debt Instruments	3,461,668
	4,700,000	PROSUS NV 144A	Corporate Debt Instruments	3,796,306
	450,000	PROSUS NV 144A	Corporate Debt Instruments	388,156
	3,650,000	PROSUS NV 144A	Corporate Debt Instruments	2,743,400
	375,000	UBS GROUP AG 144A	Corporate Debt Instruments	386,492
	625,000	UBS GROUP AG 144A	Corporate Debt Instruments	661,639
	3,300,000	UBS GROUP AG 144A	Corporate Debt Instruments	3,412,623
	575,000	BARCLAYS PLC	Corporate Debt Instruments	571,272
	925,000	BARCLAYS PLC	Corporate Debt Instruments	903,208
	1,590,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,687,163
	1,965,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	2,126,901
	245,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	269,749
	815,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	801,314
	470,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	466,011
	4,255,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	3,969,643
	1,200,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	1,232,195
	4,090,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Debt Instruments	4,016,750
	210,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	205,515
	1,535,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	1,516,518
	2,145,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	2,103,178
	975,000	BARCLAYS PLC	Corporate Debt Instruments	979,516
	525,000	BARCLAYS PLC	Corporate Debt Instruments	587,855
	1,000,000	BARCLAYS PLC	Corporate Debt Instruments	1,008,942
	350,000	BARCLAYS PLC	Corporate Debt Instruments	363,012
	425,000	BARCLAYS PLC	Corporate Debt Instruments	452,933
	1,000,000	BARCLAYS PLC	Corporate Debt Instruments	1,041,170

1,850,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,590,783
550,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	455,496
1,600,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,567,472
1,625,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,513,594
1,725,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,993,397
600,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	658,181
2,300,000	LLOYDS BANKING GROUP PLC	Corporate Debt Instruments	2,629,119
3,200,000	NATWEST GROUP PLC	Corporate Debt Instruments	2,921,888
1,200,000	NATWEST GROUP PLC	Corporate Debt Instruments	1,259,961
700,000	NATWEST GROUP PLC	Corporate Debt Instruments	717,634
304,000	AT&T INC	Corporate Debt Instruments	265,184
740,000	AT&T INC	Corporate Debt Instruments	648,741
1,904,000	AT&T INC	Corporate Debt Instruments	1,368,933
1,474,000	AT&T INC	Corporate Debt Instruments	1,056,404
750,000	AT&T INC	Corporate Debt Instruments	557,507
775,000	AMERICAN ELECTRIC POWER CO INC	Corporate Debt Instruments	780,089
375,000	BAT CAPITAL CORP	Corporate Debt Instruments	393,714
1,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	1,203,235
825,000	BAT CAPITAL CORP	Corporate Debt Instruments	876,016
1,000,000	BAT CAPITAL CORP	Corporate Debt Instruments	837,331
425,000	BAT CAPITAL CORP	Corporate Debt Instruments	380,284
1,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	964,414
175,000	BAT CAPITAL CORP	Corporate Debt Instruments	128,643
475,000	BAT CAPITAL CORP	Corporate Debt Instruments	428,755
3,150,000	BAT CAPITAL CORP	Corporate Debt Instruments	3,021,825
40,471	BNSF RAILWAY CO 2007-1 PASS TH	Corporate Debt Instruments	40,478
435,384	BNSF RAILWAY CO 2015-1 PA 144A	Corporate Debt Instruments	416,196
1,150,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,139,212
1,305,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,281,269
750,000	BAYER US FINANCE LLC 144A	Corporate Debt Instruments	771,644
1,150,000	BAYER US FINANCE LLC 144A	Corporate Debt Instruments	1,188,428
590,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	574,933
590,000	BAYER US FINANCE II LLC 144A	Corporate Debt Instruments	560,642
450,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	449,150
205,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	197,308
675,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	626,071
330,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	320,768
425,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	404,776
115,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	98,460
1,810,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	1,552,947
500,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	523,523
650,000	BOSTON PROPERTIES LP	Corporate Debt Instruments	685,580
1,600,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,353,820
1,425,000	CCO HOLDINGS LLC / CCO HOLDING	Corporate Debt Instruments	1,220,462
1,275,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,036,099
335,000	CIGNA GROUP/THE	Corporate Debt Instruments	330,760
835,000	CIGNA GROUP/THE	Corporate Debt Instruments	828,273
190,000	CIGNA GROUP/THE	Corporate Debt Instruments	207,128
750,000	CRH AMERICA INC 144A	Corporate Debt Instruments	733,635
105,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	104,277
325,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	317,192
895,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	877,421
800,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	766,126
4,125,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	4,053,282
405,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	344,178
2,335,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	2,072,262
375,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	346,081
1,165,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	975,740
500,000	CITIGROUP INC	Corporate Debt Instruments	544,132
220,000	CITIGROUP INC	Corporate Debt Instruments	217,576
1,630,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	1,602,393
980,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	940,617

1,090,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	1,037,215
1,050,000	COX COMMUNICATIONS INC 144A	Corporate Debt Instruments	853,752
110,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	112,597
300,000	DELL INTERNATIONAL LLC / EMC C	Corporate Debt Instruments	311,816
150,000	DILLARD'S INC	Corporate Debt Instruments	155,919
90,000	DILLARD'S INC	Corporate Debt Instruments	93,920
200,000	DILLARD'S INC	Corporate Debt Instruments	207,550
535,000	WALT DISNEY CO/THE	Corporate Debt Instruments	628,366
165,000	DOMINION ENERGY INC	Corporate Debt Instruments	151,902
1,100,000	DOMINION ENERGY INC	Corporate Debt Instruments	1,019,615
629,000	DOW CHEMICAL CO/THE	Corporate Debt Instruments	874,810
575,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	567,454
950,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	909,066
2,250,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	2,350,013
1,550,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,506,518
1,750,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,701,689
1,575,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	1,574,285
1,000,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	968,309
835,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	820,331
1,250,000	GE HEALTHCARE TECHNOLOGIES INC	Corporate Debt Instruments	1,333,344
80,000	HCA INC	Corporate Debt Instruments	80,390
700,000	HCA INC	Corporate Debt Instruments	669,283
800,000	HCA INC	Corporate Debt Instruments	743,652
845,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	828,265
930,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	919,853
360,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	378,661
685,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	751,762
1,035,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	1,086,501
490,000	KINDER MORGAN ENERGY PARTNERS	Corporate Debt Instruments	458,469
625,000	KINDER MORGAN INC	Corporate Debt Instruments	601,483
1,600,000	MICROCHIP TECHNOLOGY INC	Corporate Debt Instruments	1,550,251
2,874	NAVIENT PRIVATE EDU A A2A 144A	Corporate Debt Instruments	2,868
825,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	817,155
450,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	454,008
550,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	555,203
1,275,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Debt Instruments	1,272,692
140,000	NORDSTROM INC	Corporate Debt Instruments	142,100
1,360,000	OCCIDENTAL PETROLEUM CORP	Corporate Debt Instruments	1,336,948
275,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	288,367
325,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	341,075
800,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Debt Instruments	820,564
135,000	UNUM GROUP	Corporate Debt Instruments	143,738
525,000	RTX CORP	Corporate Debt Instruments	559,279
575,000	RTX CORP	Corporate Debt Instruments	624,016
286,418	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	297,158
1,031,525	RIO OIL FINANCE TRUST SER 144A	Corporate Debt Instruments	1,052,156
30,560	SMB PRIVATE EDUCATI A A2A 144A	Corporate Debt Instruments	29,681
960,858	SMB PRIVATE EDUCAT A APT2 144A	Corporate Debt Instruments	840,865
2,763,106	SMB PRIVATE EDUCATI B A1A 144A	Corporate Debt Instruments	2,735,853
152,201	SMB PRIVATE EDUCATI B A2A 144A	Corporate Debt Instruments	147,012
118,342	SMB PRIVATE EDUCATI A A2A 144A	Corporate Debt Instruments	114,308
43,699	SMB PRIVATE EDUCATI B A2A 144A	Corporate Debt Instruments	42,105
575,000	SOUTHERN CO/THE	Corporate Debt Instruments	579,231
2,110,000	T-MOBILE USA INC	Corporate Debt Instruments	2,000,917
1,075,000	T-MOBILE USA INC	Corporate Debt Instruments	1,018,649
1,000,000	T-MOBILE USA INC	Corporate Debt Instruments	929,103
1,000,000	T-MOBILE USA INC	Corporate Debt Instruments	914,190
2,690,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	2,668,013
55,000	UNUM GROUP	Corporate Debt Instruments	57,536
73,502	UNION PACIFIC RAILROAD CO 2006	Corporate Debt Instruments	75,518
81,582	UNION PACIFIC RAILROAD CO 2007	Corporate Debt Instruments	85,224
825,000	VMWARE LLC	Corporate Debt Instruments	754,614

915,000	WELLS FARGO & CO	Corporate Debt Instruments	894,875
1,120,000	WELLS FARGO & CO	Corporate Debt Instruments	1,096,202
1,680,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,442,644
3,525,000	BANK OF AMERICA CORP	Corporate Debt Instruments	3,094,971
950,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	933,646
650,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	637,802
775,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	795,080
750,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	771,898
525,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	576,915
485,000	CITIGROUP INC	Corporate Debt Instruments	463,876
1,275,000	CITIGROUP INC	Corporate Debt Instruments	1,146,667
675,000	CITIGROUP INC	Corporate Debt Instruments	698,473
2,730,000	DOMINION ENERGY INC	Corporate Debt Instruments	2,681,307
3,275,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	3,141,168
70,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	62,239
2,595,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	2,530,121
480,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	415,074
3,795,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	3,334,946
1,900,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	1,965,929
7,414,672	NAVIENT STUDENT LOAN 5A A 144A	Corporate Debt Instruments	7,486,371
949,231	NAVIENT STUDENT LOAN 2A A 144A	Corporate Debt Instruments	944,877
707,762	NAVIENT STUDENT LOA 4A A3 144A	Corporate Debt Instruments	703,850
1,288,103	NAVIENT STUDENT LOAN 5A A 144A	Corporate Debt Instruments	1,283,738
593,505	NAVIENT STUDENT LOA 1A A3 144A	Corporate Debt Instruments	583,170
1,094,989	NAVIENT STUDENT LOAN 1A A 144A	Corporate Debt Instruments	1,072,412
1,179,017	NAVIENT STUDENT LOAN 7A A 144A	Corporate Debt Instruments	1,183,012
1,983,190	NAVIENT STUDENT LOA 3A A3 144A	Corporate Debt Instruments	1,972,096
965,884	NAVIENT STUDENT LOA 6A A3 144A	Corporate Debt Instruments	969,548
1,199,005	NAVIENT STUDENT LOA 1A A3 144A	Corporate Debt Instruments	1,198,285
1,208,959	NAVIENT STUDENT LOA 3A A3 144A	Corporate Debt Instruments	1,199,488
997,885	NAVIENT STUDENT LOA 4A A2 144A	Corporate Debt Instruments	968,213
2,030,479	NAVIENT STUDENT LOA 2A A2 144A	Corporate Debt Instruments	2,011,208
334,800	NAVIENT STUDENT LOAN 3A A 144A	Corporate Debt Instruments	329,933
360,951	NAVIENT STUDENT LOA 4A A2 144A	Corporate Debt Instruments	355,159
6,339,938	NAVIENT STUDENT LO 1A A1B 144A	Corporate Debt Instruments	6,231,490
290,751	SLM STUDENT LOAN T 3A A6A 144A	Corporate Debt Instruments	283,877
546,774	SLM STUDENT LOAN TR 8A A6 144A	Corporate Debt Instruments	536,186
477,783	SLM STUDENT LOAN TRUST 2 9 A7A	Corporate Debt Instruments	466,863
92,704	SLM STUDENT LOAN TRUST 201 3 A	Corporate Debt Instruments	91,934
112,516	SLM STUDENT LOAN TRUST 20 2 A2	Corporate Debt Instruments	112,304
575,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	589,843
300,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	309,676
400,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	400,000
1,275,000	CHARLES SCHWAB CORP/THE	Corporate Debt Instruments	1,337,025
1,100,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,090,875
1,575,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,596,232
2,875,000	SOUTHERN CO/THE	Corporate Debt Instruments	2,733,673
1,800,000	SOUTHERN CO/THE	Corporate Debt Instruments	1,638,905
330,000	WELLS FARGO & CO	Corporate Debt Instruments	293,358
310,000	WELLS FARGO & CO	Corporate Debt Instruments	267,877
650,000	WELLS FARGO & CO	Corporate Debt Instruments	567,721
1,250,000	WELLS FARGO & CO	Corporate Debt Instruments	1,217,718
1,635,000	ELANCO ANIMAL HEALTH INC	Corporate Debt Instruments	1,694,171
2,570,000	VODAFONE GROUP PLC	Corporate Debt Instruments	2,649,680
575,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	689,863
170,100	CITIGROUP CAPITAL XIII	Corporate Debt Instruments	4,854,654
1,325,000	COLOMBIA GOVERNMENT INTERNATIO	Other Bonds	1,112,356
775,000	COLOMBIA GOVERNMENT INTERNATIO	Other Bonds	605,056
1,115,000	CALIFORNIA ST	Other Bonds	1,407,808
850,000	CALIFORNIA ST	Other Bonds	1,027,645
380,000	CALIFORNIA ST	Other Bonds	476,937
2,945,000	ILLINOIS ST	Other Bonds	2,913,900

45,000	LOS ANGELES CA UNIF SCH DIST	Other Bonds	47,772
1,305,000	LOS ANGELES CA UNIF SCH DIST	Other Bonds	1,474,047
290,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Bonds	361,333
1,045,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Bonds	1,263,286
900,000	UNIV OF CALIFORNIA CA RGTS MED	Other Bonds	839,733
45,849	FHLMC POOL #G3-0683	U.S. Government Securities	44,944
77,081	FHLMC POOL #G0-6875	U.S. Government Securities	79,487
66,181	FHLMC POOL #G0-6447	U.S. Government Securities	66,190
45,906	FHLMC POOL #G0-7775	U.S. Government Securities	45,629
281,393	FHLMC POOL #G0-7942	U.S. Government Securities	279,693
58,320	FHLMC POOL #G0-8607	U.S. Government Securities	57,967
65,642	FHLMC POOL #G0-8696	U.S. Government Securities	65,245
108,725	FHLMC POOL #G0-8699	U.S. Government Securities	104,964
48,402	FHLMC POOL #G0-8707	U.S. Government Securities	46,728
83,367	FHLMC POOL #C9-1765	U.S. Government Securities	81,717
67,046	FHLMC POOL #C9-1769	U.S. Government Securities	65,719
44,820	FHLMC POOL #C9-1795	U.S. Government Securities	43,865
57,271	FHLMC POOL #C9-1382	U.S. Government Securities	56,975
76,018	FHLMC POOL #C9-1395	U.S. Government Securities	74,556
41,199	FHLMC POOL #C9-1862	U.S. Government Securities	39,556
78,460	FHLMC POOL #C9-1841	U.S. Government Securities	75,368
103,836	FHLMC POOL #C9-1853	U.S. Government Securities	99,694
3,157,949	FHLMC POOL #SD-0752	U.S. Government Securities	2,714,038
17,007,978	FHLMC POOL #SD-1581	U.S. Government Securities	14,474,372
3,064,090	FHLMC POOL #SD-7530	U.S. Government Securities	2,642,476
10,705,150	FHLMC POOL #SD-7536	U.S. Government Securities	9,245,421
2,623,661	FHLMC POOL #SD-8221	U.S. Government Securities	2,406,438
6,848,607	FHLMC POOL #SD-8202	U.S. Government Securities	6,308,381
6,560,427	FHLMC POOL #SD-8214	U.S. Government Securities	6,019,228
12,306,914	FHLMC POOL #SD-8255	U.S. Government Securities	11,289,035
481,509	FHLMC POOL #G3-0804	U.S. Government Securities	471,970
67,042	FHLMC POOL #G3-0964	U.S. Government Securities	64,387
88,306	FHLMC POOL #V8-3157	U.S. Government Securities	87,030
183,253	FHLMC POOL #V8-3204	U.S. Government Securities	180,504
162,344	FHLMC POOL #Q4-8372	U.S. Government Securities	161,028
38,259	FHLMC POOL #G6-0819	U.S. Government Securities	38,264
144,254	FHLMC POOL #G6-0887	U.S. Government Securities	144,272
87,881	FHLMC POOL #G6-0153	U.S. Government Securities	87,182
80,220	FHLMC POOL #G6-0198	U.S. Government Securities	79,735
47,903	FHLMC POOL #G6-0342	U.S. Government Securities	47,909
59,126	FHLMC POOL #G6-0384	U.S. Government Securities	58,769
108,491	FHLMC POOL #G6-0914	U.S. Government Securities	108,505
97,927	FHLMC POOL #G6-0920	U.S. Government Securities	97,335
167,910	FHLMC POOL #G6-1185	U.S. Government Securities	166,723
126,843	FHLMC POOL #G6-1169	U.S. Government Securities	126,076
63,078	FHLMC POOL #G6-1220	U.S. Government Securities	60,934
41,157	FHLMC POOL #G6-1230	U.S. Government Securities	39,720
128,818	FHLMC POOL #G6-1289	U.S. Government Securities	124,374
139,755	FHLMC POOL #G6-1290	U.S. Government Securities	134,921
125,798	FHLMC POOL #QB-0320	U.S. Government Securities	107,943
198,314	FHLMC POOL #QB-0354	U.S. Government Securities	171,070
361,458	FHLMC POOL #RA-2623	U.S. Government Securities	311,802
450,762	FHLMC POOL #RA-2892	U.S. Government Securities	388,837
928,514	FHLMC POOL #RA-2957	U.S. Government Securities	767,675
508,264	FHLMC POOL #RA-3019	U.S. Government Securities	436,125
16,226,137	FHLMC POOL #RA-3050	U.S. Government Securities	13,421,514
1,082,076	FHLMC POOL #RA-3454	U.S. Government Securities	895,237
3,443,565	FNMA GTD REMIC P/T 18-28 PT	U.S. Government Securities	3,163,895
4,352,215	FHLMC MULTICLASS MTG 5175 CA	U.S. Government Securities	3,747,634
68,721	FNMA POOL #0555424	U.S. Government Securities	70,678
218,938	FNMA POOL #0AH6790	U.S. Government Securities	218,655
208,111	FNMA POOL #0AL4160	U.S. Government Securities	206,811

102,906	FNMA POOL #0AL5441	U.S. Government Securities	101,758
178,328	FNMA POOL #0AL5856	U.S. Government Securities	174,548
166,841	FNMA POOL #0AL5862	U.S. Government Securities	165,380
355,122	FNMA POOL #0AL5863	U.S. Government Securities	356,099
100,510	FNMA POOL #0AL5958	U.S. Government Securities	98,519
102,488	FNMA POOL #0AL6138	U.S. Government Securities	100,475
84,762	FNMA POOL #0AL6148	U.S. Government Securities	82,966
198,492	FNMA POOL #0AL7147	U.S. Government Securities	196,901
63,154	FNMA POOL #0AL6886	U.S. Government Securities	62,683
164,009	FNMA POOL #0AL6932	U.S. Government Securities	160,530
71,337	FNMA POOL #0AL7049	U.S. Government Securities	70,805
56,535	FNMA POOL #0AL7205	U.S. Government Securities	55,124
229,596	FNMA POOL #0AL7384	U.S. Government Securities	227,883
246,334	FNMA POOL #0AL9840	U.S. Government Securities	240,426
152,289	FNMA POOL #0AL9128	U.S. Government Securities	151,575
101,980	FNMA POOL #0AL9407	U.S. Government Securities	100,842
130,531	FNMA POOL #0AL9579	U.S. Government Securities	130,362
68,925	FNMA POOL #0AL8338	U.S. Government Securities	68,411
47,950	FNMA POOL #0AL8675	U.S. Government Securities	47,888
161,766	FNMA POOL #0AL8830	U.S. Government Securities	158,678
54,207	FNMA POOL #0AS2275	U.S. Government Securities	53,802
51,333	FNMA POOL #0AS4099	U.S. Government Securities	50,950
121,884	FNMA POOL #0AS5841	U.S. Government Securities	117,505
132,017	FNMA POOL #0AS5842	U.S. Government Securities	127,273
230,328	FNMA POOL #0AS8983	U.S. Government Securities	228,134
63,062	FNMA POOL #0AS8700	U.S. Government Securities	62,514
167,228	FNMA POOL #0AS8833	U.S. Government Securities	165,842
37,240	FNMA POOL #0AU6687	U.S. Government Securities	36,354
71,763	FNMA POOL #0AX7607	U.S. Government Securities	69,185
66,831	FNMA GTD REMIC P/T 10-123 WT	U.S. Government Securities	69,984
51,086	FNMA POOL #0725228	U.S. Government Securities	53,086
70,315	FNMA POOL #0725330	U.S. Government Securities	73,010
204,911	FNMA POOL #0BF0107	U.S. Government Securities	201,605
182,560	FNMA POOL #0BF0118	U.S. Government Securities	178,034
137,271	FNMA POOL #0BF0199	U.S. Government Securities	135,740
235,244	FNMA POOL #0BJ9262	U.S. Government Securities	231,962
43,144	FNMA POOL #0BM1063	U.S. Government Securities	43,088
63,154	FNMA POOL #0BM1106	U.S. Government Securities	63,073
88,794	FNMA POOL #0BM1176	U.S. Government Securities	88,679
145,301	FNMA POOL #0BM1357	U.S. Government Securities	143,743
94,932	FNMA POOL #0BM1647	U.S. Government Securities	93,959
70,675	FNMA POOL #0BM3363	U.S. Government Securities	67,632
347,630	FNMA POOL #0BM3386	U.S. Government Securities	335,139
864,558	FNMA POOL #0BM4804	U.S. Government Securities	848,104
66,628	FNMA POOL #0BM5117	U.S. Government Securities	65,705
165,640	FNMA POOL #0BM5704	U.S. Government Securities	166,960
1,486,656	FNMA POOL #0BU8931	U.S. Government Securities	1,363,154
78,674	FNMA POOL #0CA5443	U.S. Government Securities	70,988
856,021	FNMA POOL #0CA6035	U.S. Government Securities	738,533
10,627,820	FNMA POOL #0CA6329	U.S. Government Securities	9,169,163
9,801,017	FNMA POOL #0CA6564	U.S. Government Securities	8,455,844
8,335,336	FNMA POOL #0CA8099	U.S. Government Securities	6,934,091
4,108,618	FNMA POOL #0CA7241	U.S. Government Securities	3,542,034
6,533,114	FNMA POOL #0CA7728	U.S. Government Securities	5,626,220
6,777,002	FNMA POOL #0CA8441	U.S. Government Securities	5,628,633
13,236,286	FNMA POOL #0CB3576	U.S. Government Securities	11,839,418
3,202,688	FNMA POOL #0CB3595	U.S. Government Securities	2,947,882
255,671	FNMA POOL #0FM3473	U.S. Government Securities	219,421
590,431	FNMA POOL #0FM3478	U.S. Government Securities	509,395
8,122,139	FNMA POOL #0FM7599	U.S. Government Securities	7,533,721
482,626	FNMA POOL #0FM8768	U.S. Government Securities	413,861
4,257,685	FNMA POOL #0FS1083	U.S. Government Securities	3,656,564

19,669,196	FNMA POOL #0FS1453	U.S. Government Securities	18,207,930
16,119,935	FNMA POOL #0FS2140	U.S. Government Securities	14,838,007
9,814,028	FNMA POOL #0FS3427	U.S. Government Securities	9,320,935
4,590,837	FNMA POOL #0FS3743	U.S. Government Securities	4,189,952
77,260	FNMA POOL #0995788	U.S. Government Securities	79,558
81,392	FNMA POOL #0MA0792	U.S. Government Securities	80,984
122,452	FNMA POOL #0MA0816	U.S. Government Securities	121,640
108,258	FNMA POOL #0MA1689	U.S. Government Securities	105,965
170,528	FNMA POOL #0MA1764	U.S. Government Securities	166,916
160,365	FNMA POOL #0MA1773	U.S. Government Securities	156,967
191,034	FNMA POOL #0MA1662	U.S. Government Securities	186,988
203,109	FNMA POOL #0MA1814	U.S. Government Securities	198,805
122,919	FNMA POOL #0MA1858	U.S. Government Securities	120,309
146,028	FNMA POOL #0MA1890	U.S. Government Securities	142,926
74,611	FNMA POOL #0MA1960	U.S. Government Securities	73,026
237,069	FNMA POOL #0MA1983	U.S. Government Securities	232,040
124,534	FNMA POOL #0MA2019	U.S. Government Securities	121,893
169,171	FNMA POOL #0MA2055	U.S. Government Securities	165,582
152,928	FNMA POOL #0MA2079	U.S. Government Securities	149,682
154,719	FNMA POOL #0MA2121	U.S. Government Securities	151,206
78,588	FNMA POOL #0MA2141	U.S. Government Securities	76,802
49,453	FNMA POOL #0MA2447	U.S. Government Securities	47,412
51,229	FNMA POOL #0MA2480	U.S. Government Securities	50,044
416,382	FNMA POOL #0MA2923	U.S. Government Securities	397,240
65,005	FNMA POOL #0MA3894	U.S. Government Securities	63,655
5,045,180	FNMA POOL #0MA4631	U.S. Government Securities	4,514,420
4,351,746	FNMA POOL #0MA4933	U.S. Government Securities	3,992,247
68,547	FNMA POOL #0AD8529	U.S. Government Securities	67,687
136,437	FNMA POOL #0AE3049	U.S. Government Securities	136,260
30,998	FNMA POOL #0AE4624	U.S. Government Securities	30,230
68,028	FREDDIE MAC SEASONED CR 4 M45T	U.S. Government Securities	64,615
1,293,378	GNMA GTD REMIC P/T 10-115 Z	U.S. Government Securities	1,275,052
4,245,000	U S TREASURY BOND	U.S. Government Securities	3,379,750
5,124,000	U S TREASURY BOND	U.S. Government Securities	4,190,271
5,908,000	U S TREASURY BOND	U.S. Government Securities	5,268,044
915,000	U S TREASURY BOND	U.S. Government Securities	844,945
4,016,033	US TREAS-CPI INFLAT	U.S. Government Securities	3,636,546
7,755,000	U S TREASURY BOND	U.S. Government Securities	7,169,740
30,247,000	U S TREASURY BOND	U.S. Government Securities	30,573,100
2,200,000	U S TREASURY BOND	U.S. Government Securities	2,467,094
2,950,000	U S TREASURY BOND	U.S. Government Securities	3,164,336
7,085,000	U S TREASURY NOTE	U.S. Government Securities	6,799,386
19,967	FHLMC POOL #84-0940	U.S. Government Securities	19,455
5,596,252	FHLMC POOL #84-1463	U.S. Government Securities	4,844,889
34,441	FHLMC POOL #84-9777	U.S. Government Securities	35,026
129,045	FHLMC POOL #84-9327	U.S. Government Securities	131,281
28,824	FHLMC POOL #84-9536	U.S. Government Securities	29,288
31,503	FHLMC POOL #84-9713	U.S. Government Securities	31,914
142,764	FHLMC POOL #84-0286	U.S. Government Securities	144,595
17,382	FHLMC POOL #84-0353	U.S. Government Securities	17,744
35,701	FHLMC POOL #84-0385	U.S. Government Securities	36,493
68,144	FNMA GTD REMIC P/T 13-98 FA	U.S. Government Securities	66,833
138,876	FHLMC MULTICLASS MTG 4283 DW	U.S. Government Securities	137,190
85,150	FHLMC MULTICLASS MTG 4283 EW	U.S. Government Securities	84,162
239,598	FHLMC MULTICLASS MTG 4281 BC	U.S. Government Securities	236,516
46,552	FHLMC MULTICLASS MTG 4319 MA	U.S. Government Securities	45,955
851,261	FHLMC MULTICLASS MTG K152 X1	U.S. Government Securities	41,580
762,641	FHLMC MULTICLASS MTG K055 X1	U.S. Government Securities	19,436
252,784	FHLMC MULTICLASS MT	U.S. Government Securities	6,219
2,097,879	FHLMC MULTICLASS MT	U.S. Government Securities	16,323
2,645,042	FHLMC MULTICLASS MT	U.S. Government Securities	42,475
3,198,633	FHLMC MULTICLASS MT	U.S. Government Securities	58,820

2,584,465	FHLMC MULTICLASS MTG K066 X1	U.S. Government Securities	54,341
3,253,942	FHLMC MULTICLASS MT	U.S. Government Securities	55,245
646,141	FHLMC MULTICLASS MT	U.S. Government Securities	7,420
1,367,611	FHLMC MULTICLASS MT	U.S. Government Securities	14,875
1,768,794	FHLMC MULTICLASS MTG K071 X1	U.S. Government Securities	16,258
2,562,284	FHLMC MULTICLASS MTG K154 X1	U.S. Government Securities	47,428
3,642,155	FHLMC MULTICLASS MTG K089 X1	U.S. Government Securities	85,928
1,813,819	FHLMC MULTICLASS MT	U.S. Government Securities	45,700
1,236,987	FHLMC MULTICLASS MTG 1511 X1	U.S. Government Securities	65,407
3,425,521	FHLMC MULTICLASS MTG K092 X1	U.S. Government Securities	107,012
1,589,986	FHLMC MULTICLASS MT	U.S. Government Securities	65,021
2,267,040	FHLMC MULTICLASS MT	U.S. Government Securities	89,023
1,577,565	FHLMC MULTICLASS MTG K095 X1	U.S. Government Securities	65,839
3,845,427	FHLMC MULTICLASS MTG K096 X1	U.S. Government Securities	193,258
1,722,857	FHLMC MULTICLASS MTG K097 X1	U.S. Government Securities	85,072
3,324,652	FHLMC MULTICLASS MTG K098 X1	U.S. Government Securities	173,246
3,617,795	FHLMC MULTICLASS MTG K099 X1	U.S. Government Securities	147,206
1,394,309	FHLMC MULTICLASS MTG K101 X1	U.S. Government Securities	54,913
3,884,648	FHLMC MULTICLASS MTG K102 X1	U.S. Government Securities	150,183
191,007	FNMA POOL #0AL5548	U.S. Government Securities	196,051
23,836	FNMA POOL #0AL5858	U.S. Government Securities	24,348
28,866	FNMA POOL #0AL5964	U.S. Government Securities	29,427
20,670	FNMA POOL #0AL6111	U.S. Government Securities	21,022
30,596	FNMA POOL #0AL6664	U.S. Government Securities	31,229
152,757	FNMA POOL #0AL9098	U.S. Government Securities	155,554
19,537	FNMA POOL #0AL8133	U.S. Government Securities	20,025
44,350	FNMA POOL #0AL8289	U.S. Government Securities	45,131
43,298	FNMA POOL #0AL8486	U.S. Government Securities	44,201
16,610	FNMA POOL #0BH1189	U.S. Government Securities	16,736
32,621	FNMA POOL #0BH2522	U.S. Government Securities	32,839
22,542	FNMA POOL #0BH5298	U.S. Government Securities	22,727
17,623	FNMA POOL #0BM1695	U.S. Government Securities	17,960
84,121	FNMA POOL #0BM3836	U.S. Government Securities	82,764
11,822	FNMA POOL #0BM5045	U.S. Government Securities	11,572
44,776	FNMA POOL #0BM6102	U.S. Government Securities	43,817
84,581	FNMA POOL #0BM6108	U.S. Government Securities	80,800
20,074	FNMA POOL #0BM6112	U.S. Government Securities	19,615
70,084	FNMA POOL #0BM6115	U.S. Government Securities	66,145
105,076	FNMA POOL #0BM6117	U.S. Government Securities	102,119
12,379,825	FNMA POOL #0BM6908	U.S. Government Securities	11,100,029
63,510	GNMA GTD REMIC P/T 18-H01 FE	U.S. Government Securities	62,975
270,531	GNMA GTD REMIC P/T 18-H03 FD	U.S. Government Securities	264,555
167,378	GNMA GTD REMIC P/T 18-H02 FA	U.S. Government Securities	165,774
202,055	GNMA GTD REMIC P/T 18-H02 GF	U.S. Government Securities	199,447
381,033	GNMA GTD REMIC P/T 18-H02 HF	U.S. Government Securities	376,467
137,540	GNMA GTD REMIC P/T 18-H02 PF	U.S. Government Securities	135,883
175,469	GNMA GTD REMIC P/T 18-H02 FM	U.S. Government Securities	172,609
358,559	GNMA GTD REMIC P/T 17-H13 FQ	U.S. Government Securities	355,357
85,460	GNMA GTD REMIC P/T 17-H16 BF	U.S. Government Securities	85,090
242,730	GNMA GTD REMIC P/T 17-H17 FQ	U.S. Government Securities	242,113
117,508	GNMA GTD REMIC P/T 17-H17 FB	U.S. Government Securities	116,884
179,109	GNMA GTD REMIC P/T 17-H20 FB	U.S. Government Securities	178,747
598,637	GNMA GTD REMIC P/T 17-H20 BF	U.S. Government Securities	597,086
287,990	GNMA GTD REMIC P/T 17-H20 FG	U.S. Government Securities	287,135
114,710	GNMA GTD REMIC P/T 17-H21 FA	U.S. Government Securities	114,484
64,040	GNMA GTD REMIC P/T 17-H22 FK	U.S. Government Securities	63,911
86,914	GNMA GTD REMIC P/T 17-H22 FH	U.S. Government Securities	86,821
520,182	GNMA GTD REMIC P/T 17-H22 FA	U.S. Government Securities	518,945
353,176	GNMA GTD REMIC P/T 17-H02 BF	U.S. Government Securities	352,492
138,629	GNMA GTD REMIC P/T 17-H02 FP	U.S. Government Securities	138,347
128,873	GNMA GTD REMIC P/T 17-H25 CF	U.S. Government Securities	128,189
85,950	GNMA GTD REMIC P/T 17-H10 FA	U.S. Government Securities	85,443

67,303	GNMA GTD REMIC P/T 17-H08 FG	U.S. Government Securities	66,672
146,667	GNMA GTD REMIC P/T 17-H12 FQ	U.S. Government Securities	145,418
72,443	GNMA GTD REMIC P/T 17-H11 FB	U.S. Government Securities	71,985
73,183	GNMA GTD REMIC P/T 17-H14 FA	U.S. Government Securities	72,814
81,839	GNMA GTD REMIC P/T 17-H18 GF	U.S. Government Securities	81,619
180,838	GNMA GTD REMIC P/T 16-H23 F	U.S. Government Securities	180,876
87,156	GNMA GTD REMIC P/T 16-H24 FB	U.S. Government Securities	86,686
112,278	GNMA GTD REMIC P/T 16-H27 BF	U.S. Government Securities	112,245
109,076	GNMA GTD REMIC P/T 16-H02 FB	U.S. Government Securities	108,534
365,111	GNMA GTD REMIC P/T 17-H03 F	U.S. Government Securities	364,408
73,830	GNMA GTD REMIC P/T 16-H09 FH	U.S. Government Securities	73,484
61,796	GNMA GTD REMIC P/T 16-H09 FM	U.S. Government Securities	61,484
63,437	GNMA GTD REMIC P/T 16-H21 CF	U.S. Government Securities	63,386
465,790	GNMA GTD REMIC P/T 20-H06 FA	U.S. Government Securities	452,652
196,731	GNMA GTD REMIC P/T 18-H05 BF	U.S. Government Securities	194,177
194,835	GNMA GTD REMIC P/T 18-H05 FE	U.S. Government Securities	192,343
213,476	GNMA GTD REMIC P/T 18-H06 AF	U.S. Government Securities	211,346
82,807	GNMA GTD REMIC P/T 18-H06 BF	U.S. Government Securities	80,455
141,803	GNMA GTD REMIC P/T 18-H06 EF	U.S. Government Securities	138,223
66,384	GNMA GTD REMIC P/T 18-H06 MF	U.S. Government Securities	65,435
150,976	GNMA GTD REMIC P/T 18-H06 JF	U.S. Government Securities	147,404
146,571	GNMA GTD REMIC P/T 18-H07 FA	U.S. Government Securities	142,710
141,264	GNMA GTD REMIC P/T 19-H15 F	U.S. Government Securities	137,993
135,501	GNMA GTD REMIC P/T 18-H09 FC	U.S. Government Securities	132,519
98,474	GNMA GTD REMIC P/T 18-H11 FA	U.S. Government Securities	97,599
139,920	GNMA GTD REMIC P/T 18-H10 FV	U.S. Government Securities	137,322
65,035	GNMA GTD REMIC P/T 19-H16 FC	U.S. Government Securities	64,402
126,594	GNMA GTD REMIC P/T 18-H15 FK	U.S. Government Securities	125,760
110,664	GNMA GTD REMIC P/T 19-H18 EF	U.S. Government Securities	109,620
240,500	GNMA GTD REMIC P/T 18-H17 DF	U.S. Government Securities	237,297
112,095	GNMA GTD REMIC P/T 18-H19 FG	U.S. Government Securities	109,955
134,059	GNMA GTD REMIC P/T 18-H19 FE	U.S. Government Securities	134,018
124,984	GNMA GTD REMIC P/T 19-H18 LF	U.S. Government Securities	123,576
146,869	GNMA GTD REMIC P/T 19-H18 F	U.S. Government Securities	145,601
2,902,380	GNMA GTD REMIC P/T 18-H20 FB	U.S. Government Securities	2,864,854
92,521	GNMA GTD REMIC P/T 19-H20 AF	U.S. Government Securities	90,584
110,740	GNMA GTD REMIC P/T 19-H04 FE	U.S. Government Securities	110,191
316,383	GNMA GTD REMIC P/T 18-H04 FJ	U.S. Government Securities	312,301
114,014	GNMA GTD REMIC P/T 18-H04 FK	U.S. Government Securities	111,227
459,742	GNMA GTD REMIC P/T 19-H17 FB	U.S. Government Securities	450,142
228,894	GNMA GTD REMIC P/T 19-H17 FA	U.S. Government Securities	227,031
1,712,168	GNMA GTD REMIC P/T 23-H13 FJ	U.S. Government Securities	1,681,705
2,399,310	GNMA GTD REMIC P/T 21-H19 FM	U.S. Government Securities	2,323,997
3,122,678	GNMA GTD REMIC P/T 22-H09 FA	U.S. Government Securities	3,027,130
4,268,945	GNMA GTD REMIC P/T 23-H04 FC	U.S. Government Securities	4,176,146
4,120,901	GNMA GTD REMIC P/T 22-H08 FE	U.S. Government Securities	4,014,323
3,230,000	GRUPO TELEVISA SAB	Corporate Debt Instruments	123,234
350,000	PAN AMERICAN ENERGY LLC/A 144A	Corporate Debt Instruments	375,883
850,000	FMG RESOURCES AUGUST 2006 144A	Corporate Debt Instruments	777,337
1,015,000	NBN CO LTD 144A	Corporate Debt Instruments	936,452
925,000	KLABIN AUSTRIA GMBH 144A	Corporate Debt Instruments	934,755
1,805,000	AIRCASTLE LTD 144A	Corporate Debt Instruments	1,610,104
200,000	ASCOT GROUP LTD 144A	Corporate Debt Instruments	161,065
746,796	TEXTAINER MARINE CON 2A A 144A	Corporate Debt Instruments	675,743
1,290,000	BRF SA 144A	Corporate Debt Instruments	963,658
395,000	NUTRIEN LTD	Corporate Debt Instruments	422,262
1,150,000	TORONTO-DOMINION BANK/THE	Corporate Debt Instruments	1,183,972
658,249	BURGER KING/RESTAURANT BRANDS	Corporate Debt Instruments	658,012
300,000	ALIBABA GROUP HOLDING LTD	Corporate Debt Instruments	188,512
1,385,000	AVOLON HOLDINGS FUNDING L 144A	Corporate Debt Instruments	1,230,349
270,000	BAIDU INC	Corporate Debt Instruments	261,227
440,000	BAIDU INC	Corporate Debt Instruments	372,068

1,112,000	TENCENT HOLDINGS LTD 144A	Corporate Debt Instruments	701,780
840,000	BANCO SANTANDER CHILE 144A	Corporate Debt Instruments	817,085
275,000	EMPRESA DE LOS FERROCARRI 144A	Corporate Debt Instruments	166,458
168,000	ENEL AMERICAS SA	Corporate Debt Instruments	163,466
785,000	FALABELLA SA 144A	Corporate Debt Instruments	582,865
908,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	713,183
200,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	138,082
1,245,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Debt Instruments	1,321,568
426,000	TRANSELEC SA 144A	Corporate Debt Instruments	417,796
2,169,000	SOCIETE GENERALE SA 144A	Corporate Debt Instruments	2,101,582
2,226,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	2,169,030
1,325,000	BNP PARIBAS SA 144A	Corporate Debt Instruments	1,221,806
680,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	631,927
855,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	801,407
610,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	511,278
200,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	205,669
805,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Debt Instruments	660,836
1,463,000	BHARTI AIRTEL LTD 144A	Corporate Debt Instruments	1,442,538
690,000	FREEPORT INDONESIA PT 144A	Corporate Debt Instruments	676,600
485,000	AERCAP IRELAND CAPITAL DAC / A	Corporate Debt Instruments	442,799
449,692	LUNAR 2021-1 STRUCTUR 1 A 144A	Corporate Debt Instruments	387,801
770,000	LEVIATHAN BOND LTD 144A	Corporate Debt Instruments	744,975
945,000	INTESA SANPAOLO SPA 144A	Corporate Debt Instruments	1,007,383
345,000	INTESA SANPAOLO SPA 144A	Corporate Debt Instruments	284,476
1,320,000	UNICREDIT SPA 144A	Corporate Debt Instruments	1,207,001
1,130,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate Debt Instruments	1,028,739
935,000	MITSUBISHI UFJ FINANCIAL GROUP	Corporate Debt Instruments	775,815
2,130,000	JBS USA HOLDING LUX SARL/ 144A	Corporate Debt Instruments	2,314,549
1,145,000	KENBOURNE INVEST SA 144A	Corporate Debt Instruments	605,213
180,900	MILLICOM INTERNATIONAL CE 144A	Corporate Debt Instruments	176,688
420,000	MILLICOM INTERNATIONAL CE 144A	Corporate Debt Instruments	349,193
955,000	MINERVA LUXEMBOURG SA 144A	Corporate Debt Instruments	787,321
200,000	NATURA &CO LUXEMBOURG HOL 144A	Corporate Debt Instruments	180,862
661,550	JAZZ PHARMACEUTICALS 5/21 USD	Corporate Debt Instruments	664,580
529,817	ICON/PRA HEALTH 7/21 LUX TERM	Corporate Debt Instruments	531,305
200,000	ALPEK SAB DE CV 144A	Corporate Debt Instruments	171,326
1,495,000	SITIOS LATINOAMERICA SAB 144A	Corporate Debt Instruments	1,389,600
750,000	BBVA BANCOMER SA/TEXAS 144A	Corporate Debt Instruments	707,859
775,000	CEMEX SAB DE CV 144A	Corporate Debt Instruments	693,134
1,735,528	COMETA ENERGIA SA DE CV 144A	Corporate Debt Instruments	1,683,659
200,000	KIMBERLY-CLARK DE MEXICO 144A	Corporate Debt Instruments	171,680
566,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Debt Instruments	564,970
919,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Debt Instruments	833,705
490,000	OCP SA 144A	Corporate Debt Instruments	477,179
585,000	OCP SA 144A	Corporate Debt Instruments	502,515
1,120,000	PROSUS NV 144A	Corporate Debt Instruments	980,295
1,130,000	PROSUS NV 144A	Corporate Debt Instruments	709,718
930,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Debt Instruments	861,087
654,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Debt Instruments	659,802
1,070,000	SAUDI ARABIAN OIL CO 144A	Corporate Debt Instruments	733,806
450,000	POSCO 144A	Corporate Debt Instruments	453,875
1,000,000	BANCO SANTANDER SA	Corporate Debt Instruments	925,651
200,000	BANCO SANTANDER SA	Corporate Debt Instruments	171,823
745,000	UBS GROUP AG 144A	Corporate Debt Instruments	773,681
430,000	UBS GROUP AG 144A	Corporate Debt Instruments	528,571
1,305,000	BANGKOK BANK PCL/HONG KON 144A	Corporate Debt Instruments	1,300,889
1,516,000	THAIOIL TREASURY CENTER C 144A	Corporate Debt Instruments	1,304,006
265,000	THAIOIL TREASURY CENTER C 144A	Corporate Debt Instruments	186,582
613,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	622,185
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	170,136
245,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	186,050
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	178,219

200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Debt Instruments	187,585
1,225,000	FRESNILLO PLC 144A	Corporate Debt Instruments	936,179
200,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	198,303
1,570,000	BARCLAYS PLC	Corporate Debt Instruments	1,174,560
1,030,000	HSBC HOLDINGS PLC	Corporate Debt Instruments	1,009,060
1,785,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	1,478,651
1,824,000	STANDARD CHARTERED PLC 144A	Corporate Debt Instruments	1,763,501
214,000	AES CORP/THE 144A	Corporate Debt Instruments	206,107
394,000	AES CORP/THE 144A	Corporate Debt Instruments	363,779
220,000	AT&T INC	Corporate Debt Instruments	165,675
475,000	AT&T INC	Corporate Debt Instruments	344,711
290,000	AT&T INC	Corporate Debt Instruments	208,503
1,410,000	AT&T INC	Corporate Debt Instruments	1,010,536
195,000	AT&T INC	Corporate Debt Instruments	182,438
524,000	AT&T INC	Corporate Debt Instruments	389,511
404,167	AMERICAN AIRLINES INC/AAD 144A	Corporate Debt Instruments	401,251
500,000	AMERICAN AIRLINES INC/AAD 144A	Corporate Debt Instruments	487,381
215,000	AFFIRM ASSET SECURITI A A 144A	Corporate Debt Instruments	216,236
1,554,000	AIR LEASE CORP	Corporate Debt Instruments	1,499,217
1,330,000	AMERICAN BUILDERS & CONTR 144A	Corporate Debt Instruments	1,185,654
125,000	AMERICAN HOMES 4 RENT LP	Corporate Debt Instruments	85,619
385,000	AMERICREDIT AUTOMOBILE REC 1 C	Corporate Debt Instruments	388,269
1,115,000	AMGEN INC	Corporate Debt Instruments	1,169,796
635,000	ANTARES HOLDINGS LP 144A	Corporate Debt Instruments	590,590
2,020,000	ARES CAPITAL CORP	Corporate Debt Instruments	1,841,378
345,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	340,813
765,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	713,624
420,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate Debt Instruments	400,755
200,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Debt Instruments	200,224
510,000	AVIS BUDGET RENTAL C 8A A 144A	Corporate Debt Instruments	525,092
255,000	BANK 2019-BNK16 BN16 A4	Corporate Debt Instruments	241,898
1,006,921	BANK 2019-BNK24 BN24 A3	Corporate Debt Instruments	894,191
758,929	BANK 2019-BNK22 BN22 A4	Corporate Debt Instruments	674,960
1,328,000	BOEING CO/THE	Corporate Debt Instruments	1,373,065
1,823,000	BOEING CO/THE	Corporate Debt Instruments	1,887,810
161,000	BOSTON GAS CO 144A	Corporate Debt Instruments	144,148
1,956,000	BRASKEM AMERICA FINANCE C 144A	Corporate Debt Instruments	1,512,392
1,215,000	BRIGHTHOUSE FINANCIAL INC	Corporate Debt Instruments	1,230,445
540,000	BROADCOM INC 144A	Corporate Debt Instruments	443,331
1,470,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Debt Instruments	1,194,562
388,313	CLI FUNDING VIII LLC 1A A 144A	Corporate Debt Instruments	342,463
183,088	CSMC 2014-USA OA L USA A1 144A	Corporate Debt Instruments	157,428
702,000	CSMC 2014-USA OA L USA A2 144A	Corporate Debt Instruments	608,730
950,000	CALPINE CORP 144A	Corporate Debt Instruments	833,228
354,405	CALPINE 8/19 B10 COV-LITE TLB	Corporate Debt Instruments	354,681
910,000	CARVANA AUTO RECEIV P1 A3 144A	Corporate Debt Instruments	914,433
470,092	CARVANA AUTO RECEIVA N1 A 144A	Corporate Debt Instruments	471,163
164,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	165,004
415,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	435,033
545,000	CELANESE US HOLDINGS LLC	Corporate Debt Instruments	576,112
612,000	CENTENE CORP	Corporate Debt Instruments	549,105
1,900,000	CHARTER COMMUNICATIONS OPERATI	Corporate Debt Instruments	1,585,497
847,619	CITIGROUP COMMERCIAL MOR C7 A4	Corporate Debt Instruments	758,931
1,311,815	CITIGROUP COMMERCIAL M GC43 A4	Corporate Debt Instruments	1,150,495
790,000	CITIGROUP COMMERCIAL M GC46 A5	Corporate Debt Instruments	681,118
1,185,000	CLEARWAY ENERGY OPERATING 144A	Corporate Debt Instruments	1,043,761
80,950	CONTINENTAL AIRLINES 2012-2 CL	Corporate Debt Instruments	79,152
142,946	COREVEST AMERICAN FIN 3 A 144A	Corporate Debt Instruments	138,191
1,112,000	CORNING INC	Corporate Debt Instruments	1,073,275
695,000	CREDIT ACCEPTANCE AU 1A A 144A	Corporate Debt Instruments	703,057
59,000	CROWN CASTLE INC	Corporate Debt Instruments	47,593
833,000	DB MASTER FINANCE 1A A2II 144A	Corporate Debt Instruments	740,839

175,000	DPL INC	Corporate Debt Instruments	162,862
195,000	DT AUTO OWNER TRUST 1A C 144A	Corporate Debt Instruments	193,140
1,510,000	DC COMMERCIAL MORTGA DC A 144A	Corporate Debt Instruments	1,557,523
796,000	DEVON ENERGY CORP	Corporate Debt Instruments	764,256
1,095,000	DICK'S SPORTING GOODS INC	Corporate Debt Instruments	780,778
532,000	DOMINO'S PIZZA MAS 1A A2I 144A	Corporate Debt Instruments	516,859
121,732	DONLEN FLEET LEASE F 2 A2 144A	Corporate Debt Instruments	119,925
490,000	EQT CORP	Corporate Debt Instruments	468,757
35,000	EQT CORP	Corporate Debt Instruments	34,672
115,000	EQT CORP 144A	Corporate Debt Instruments	109,113
280,000	EPR PROPERTIES	Corporate Debt Instruments	232,223
228,000	EQM MIDSTREAM PARTNERS LP 144A	Corporate Debt Instruments	232,157
51,000	EDISON INTERNATIONAL	Corporate Debt Instruments	50,641
80,000	ENERGY TRANSFER LP	Corporate Debt Instruments	86,005
511,000	ENERGY TRANSFER LP	Corporate Debt Instruments	539,564
34,000	ENERGY TRANSFER LP	Corporate Debt Instruments	30,236
353,000	ENERGY TRANSFER LP	Corporate Debt Instruments	347,456
376,000	ENTERGY CORP	Corporate Debt Instruments	330,861
259,000	EQUIFAX INC	Corporate Debt Instruments	289,078
332,000	EQUIFAX INC	Corporate Debt Instruments	316,757
98,367	EXETER AUTOMOBILE RECEIVA 2A C	Corporate Debt Instruments	97,066
405,000	EXETER AUTOMOBILE RECEIVA 1A C	Corporate Debt Instruments	403,761
152,000	EXPEDIA GROUP INC 144A	Corporate Debt Instruments	153,456
1,655,000	FS KKR CAPITAL CORP	Corporate Debt Instruments	1,566,082
350,000	FORD CREDIT AUTO LEASE TRU B C	Corporate Debt Instruments	356,080
320,000	FORD CREDIT AUTO OWNE 1 B 144A	Corporate Debt Instruments	312,188
1,360,000	FORD CREDIT AUTO OWNE 1 A 144A	Corporate Debt Instruments	1,363,942
280,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	268,533
470,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	481,493
780,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	814,671
570,000	FORD MOTOR CREDIT CO LLC	Corporate Debt Instruments	614,138
440,000	FORESTAR GROUP INC 144A	Corporate Debt Instruments	419,133
450,000	GM FINANCIAL AUTOMOBILE LE 1 B	Corporate Debt Instruments	449,042
394,288	GS MORTGAGE SECURITIES GC45 A5	Corporate Debt Instruments	349,297
1,513,000	GENERAL MOTORS CO	Corporate Debt Instruments	1,443,650
422,000	GENERAL MOTORS FINANCIAL CO IN	Corporate Debt Instruments	409,432
145,000	GENERAL MOTORS FINANCIAL CO IN	Corporate Debt Instruments	119,867
204,000	GEORGETOWN UNIVERSITY/THE	Corporate Debt Instruments	194,660
2,265,000	GLENCORE FUNDING LLC 144A	Corporate Debt Instruments	1,943,275
1,107,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	1,218,515
665,000	GOODYEAR TIRE & RUBBER CO/THE	Corporate Debt Instruments	596,098
70,000	GRAY OAK PIPELINE LLC 144A	Corporate Debt Instruments	65,088
140,000	GRAY OAK PIPELINE LLC 144A	Corporate Debt Instruments	132,693
1,030,000	HCA INC	Corporate Debt Instruments	875,922
950,000	HERTZ VEHICLE FINANC 1A A 144A	Corporate Debt Instruments	917,040
1,210,000	HERTZ VEHICLE FINANC 2A A 144A	Corporate Debt Instruments	1,222,261
555,000	HILTON DOMESTIC OPERATING 144A	Corporate Debt Instruments	484,353
619,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	600,474
605,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	565,389
575,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	517,872
290,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	295,586
1,040,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Debt Instruments	1,080,702
305,000	ICAHN ENTERPRISES LP / ICAHN E	Corporate Debt Instruments	254,693
1,080,000	IRON MOUNTAIN INC 144A	Corporate Debt Instruments	977,959
320,000	JABIL INC	Corporate Debt Instruments	277,375
627,250	JACK IN THE BOX FU 1A A2I 144A	Corporate Debt Instruments	576,991
1,056,675	JACK IN THE BOX F 1A A2II 144A	Corporate Debt Instruments	900,135
315,000	JABIL INC	Corporate Debt Instruments	321,840
1,178,000	ZIFF DAVIS INC 144A	Corporate Debt Instruments	1,080,733
1,216,000	LEAR CORP	Corporate Debt Instruments	1,121,466
569,000	LIBERTY MUTUAL GROUP INC 144A	Corporate Debt Instruments	408,969
605,000	LITHIA MOTORS INC 144A	Corporate Debt Instruments	549,960

1,855,000	WARNERMEDIA HOLDINGS INC	Corporate Debt Instruments	1,588,605
340,000	MERCADOLIBRE INC	Corporate Debt Instruments	291,198
824,000	MOHAWK INDUSTRIES INC	Corporate Debt Instruments	761,453
368,000	MOLEX ELECTRONIC TECHNOLO 144A	Corporate Debt Instruments	357,624
30,000	NRG ENERGY INC 144A	Corporate Debt Instruments	25,682
806,000	NVR INC	Corporate Debt Instruments	718,091
745,207	NAVIENT PRIVATE EDUCA A A 144A	Corporate Debt Instruments	744,673
27,636	NAVIENT PRIVATE EDUC HA A 144A	Corporate Debt Instruments	25,295
653,000	NAVIENT CORP	Corporate Debt Instruments	630,442
584,641	NAVIENT PRIVATE EDUC CA A 144A	Corporate Debt Instruments	506,744
920,000	NEXTGEAR FLOORPLAN 1A A2 144A	Corporate Debt Instruments	935,850
400,000	NISSAN MOTOR ACCEPTANCE C 144A	Corporate Debt Instruments	422,012
1,275,000	BOC AVIATION USA CORP 144A	Corporate Debt Instruments	1,258,817
215,000	ONEAMERICA FINANCIAL PART 144A	Corporate Debt Instruments	154,650
995,000	ONEMAIN DIRECT AUTO 1A A 144A	Corporate Debt Instruments	997,964
1,270,000	ORACLE CORP	Corporate Debt Instruments	967,600
480,000	OUTFRONT MEDIA CAPITAL LL 144A	Corporate Debt Instruments	433,138
100,000	OUTFRONT MEDIA CAPITAL LL 144A	Corporate Debt Instruments	105,014
945,000	BLUE OWL TECHNOLOGY FINAN 144A	Corporate Debt Instruments	864,025
1,195,000	BLUE OWL CAPITAL CORP	Corporate Debt Instruments	1,110,979
325,000	BLUE OWL CAPITAL CORP	Corporate Debt Instruments	292,845
305,000	PATTERN ENERGY OPERATIONS 144A	Corporate Debt Instruments	288,487
378,263	PLANET FITNESS MAS 1A A2I 144A	Corporate Debt Instruments	350,452
933,375	PLANET FITNESS MA 1A A2II 144A	Corporate Debt Instruments	800,467
670,000	POST HOLDINGS INC 144A	Corporate Debt Instruments	600,418
279,381	PROGRESS RESIDENTI SFR1 A 144A	Corporate Debt Instruments	267,513
345,000	QORVO INC	Corporate Debt Instruments	331,011
560,000	ROCKET MORTGAGE LLC / ROC 144A	Corporate Debt Instruments	492,518
140,000	ROCKET MORTGAGE LLC / ROC 144A	Corporate Debt Instruments	118,934
475,000	SCF EQUIPMENT LEASI 1A A2 144A	Corporate Debt Instruments	478,484
1,300,000	SBA COMMUNICATIONS CORP	Corporate Debt Instruments	1,168,046
207,740	SMB PRIVATE EDUCAT A APT2 144A	Corporate Debt Instruments	181,797
734,127	SMB PRIVATE EDUCATI A A1A 144A	Corporate Debt Instruments	734,625
240,000	SABRE GLBL INC 144A	Corporate Debt Instruments	218,405
1,835,000	SANTANDER DRIVE AUTO RECEI 2 B	Corporate Debt Instruments	1,800,198
266,408	SANTANDER DRIVE AUTO RECEI 3 C	Corporate Debt Instruments	264,038
139,697	SANTANDER BANK AUTO C C B 144A	Corporate Debt Instruments	139,877
134,324	SANTANDER BANK AUTO C C C 144A	Corporate Debt Instruments	134,771
1,160,000	SEMPRA GLOBAL 144A	Corporate Debt Instruments	953,031
355,000	SENSATA TECHNOLOGIES INC 144A	Corporate Debt Instruments	312,659
1,250,000	DELTA AIR LINES INC / SKY 144A	Corporate Debt Instruments	1,229,361
110,000	SMITHFIELD FOODS INC 144A	Corporate Debt Instruments	90,301
118,147	SOFI PROFESSIONAL A A2FX 144A	Corporate Debt Instruments	110,302
260,000	SUNCOKE ENERGY INC 144A	Corporate Debt Instruments	233,849
580,000	ENERGY TRANSFER LP	Corporate Debt Instruments	540,434
35,000	TARGA RESOURCES PARTNERS LP /	Corporate Debt Instruments	35,462
1,289,133	TEXTAINER MARINE CON 3A A 144A	Corporate Debt Instruments	1,105,815
428,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	421,695
102,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	101,166
134,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	121,297
47,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	40,659
845,000	TIME WARNER CABLE LLC	Corporate Debt Instruments	663,102
885,000	TRANSDIGM INC 144A	Corporate Debt Instruments	927,405
155,000	UNITED AIRLINES INC 144A	Corporate Debt Instruments	151,033
335,000	UNITED AIRLINES INC 144A	Corporate Debt Instruments	313,304
670,000	UNITED AIRLINES 2023-1 CLASS A	Corporate Debt Instruments	679,438
174,000	VIATRIS INC	Corporate Debt Instruments	122,395
2,985,000	VOLKSWAGEN GROUP OF AMERI 144A	Corporate Debt Instruments	3,178,291
385,000	WFRBS COMMERCIAL MORTGA C20 AS	Corporate Debt Instruments	360,470
420,000	WESTLAKE AUTOMOBILE 2A C 144A	Corporate Debt Instruments	421,650
600,000	WESTLAKE AUTOMOBILE 2A C 144A	Corporate Debt Instruments	593,905
130,000	WESTLAKE AUTOMOBILE 1A B 144A	Corporate Debt Instruments	129,380

1,335,000	WHEELS FLEET LEASE F 1A A 144A	Corporate Debt Instruments	1,338,801
1,473,750	WILLIS ENGINE STRUCTU A A 144A	Corporate Debt Instruments	1,465,792
1,625,000	AOA 2021-1177 MORT 1177 A 144A	Corporate Debt Instruments	1,466,706
545,000	BPR TRUST 2021-NRD NRD A 144A	Corporate Debt Instruments	518,408
2,831,000	BANK OF AMERICA CORP	Corporate Debt Instruments	2,724,690
1,730,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,702,266
355,000	BANK OF AMERICA CORP	Corporate Debt Instruments	370,315
1,495,000	BANK OF AMERICA CORP	Corporate Debt Instruments	1,498,440
599	COUNTRYWIDE ASSET-BACKED S1 A3	Corporate Debt Instruments	591
2,075,000	CAPITAL ONE FINANCIAL CORP	Corporate Debt Instruments	2,135,585
433,000	CENTERPOINT ENERGY INC	Corporate Debt Instruments	433,004
600,000	CITIGROUP INC	Corporate Debt Instruments	589,818
550,730	EXTENDED STAY AMERI ESH A 144A	Corporate Debt Instruments	545,549
98,011	EXTENDED STAY AMERI ESH D 144A	Corporate Debt Instruments	96,288
336,361	GS MORTGAGE SECURIT GC5 C 144A	Corporate Debt Instruments	235,345
165,000	GS MORTGAGE SECURITIES GC18 B	Corporate Debt Instruments	153,736
555,000	GOLDMAN SACHS GROUP INC/THE	Corporate Debt Instruments	530,267
1,340,000	HEWLETT PACKARD ENTERPRISE CO	Corporate Debt Instruments	1,469,404
2,150,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	1,911,616
1,258,000	JPMORGAN CHASE & CO	Corporate Debt Instruments	1,105,497
646,895	MED TRUST 2021-MDL MDLN A 144A	Corporate Debt Instruments	634,309
690,000	MORGAN STANLEY	Corporate Debt Instruments	658,704
1,475,000	MORGAN STANLEY	Corporate Debt Instruments	1,483,431
768,000	NATIONAL RURAL UTILITIES COOPE	Corporate Debt Instruments	759,971
717,500	NAVIGATOR AIRCRAFT AB 1 A 144A	Corporate Debt Instruments	624,885
54,636	OBX 2018-EXP1 TR EXP1 1A3 144A	Corporate Debt Instruments	49,925
555,000	PNC FINANCIAL SERVICES GROUP I	Corporate Debt Instruments	543,046
1,010,000	SANTANDER HOLDINGS USA INC	Corporate Debt Instruments	924,632
4,594	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Debt Instruments	4,299
12,985	SEQUOIA MORTGAGE T CH3 A2 144A	Corporate Debt Instruments	12,604
20,710	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Debt Instruments	19,065
647,619	SMB PRIVATE EDUCATIO C A2 144A	Corporate Debt Instruments	636,524
149,056	TOWD POINT MORTGAGE 4 M2 144A	Corporate Debt Instruments	146,496
304,940	TOWD POINT MORTGAGE 2 M2 144A	Corporate Debt Instruments	281,109
229,879	TOWD POINT MORTGAGE 3 A1 144A	Corporate Debt Instruments	221,973
570,000	TRUIST FINANCIAL CORP	Corporate Debt Instruments	581,454
297,814	WFRBS COMMERCIAL MOR C4 D 144A	Corporate Debt Instruments	237,059
538,677	ABC SUPPLY 10/19 COV-LITE TL	Corporate Debt Instruments	539,798
431,355	ARAMARK 4/21 COV-LITE TLB	Corporate Debt Instruments	431,286
614,973	ASURION 12/20 B8 COV-LITE TL	Corporate Debt Instruments	612,925
649,606	BEACON ROOFING 5/21 COV-LITE T	Corporate Debt Instruments	651,821
648,145	CHURCHILL DOWNS 3/21 INCREMENT	Corporate Debt Instruments	647,335
615,241	CITADEL SECURITIES 7/23 TLB	Corporate Debt Instruments	616,010
614,202	EW SCRIPPS 12/20 INCREMENTAL	Corporate Debt Instruments	606,045
579,404	ELANCO ANIMAL HEALTH 8/20 COV-	Corporate Debt Instruments	575,302
584,366	INTERNATIONAL SOS 9/21 COV-LIT	Corporate Debt Instruments	585,097
431,299	IRON MOUNTAIN 3/18 TLB	Corporate Debt Instruments	430,328
721,850	MKS INSTRUMENTS 10/23 TLB	Corporate Debt Instruments	722,752
723,924	PETSMART 2/21 COV-LITE TL	Corporate Debt Instruments	714,875
462,780	QUIKRETE 11/16 COV-LITE TLB	Corporate Debt Instruments	464,951
220,857	QUIKRETE 8/23 TLB	Corporate Debt Instruments	221,409
724,428	RENT-A-CENTER 9/21 COV-LITE TL	Corporate Debt Instruments	723,522
683,891	RESTORATION HARDWARE/RH 10/21	Corporate Debt Instruments	663,887
459,127	SS&C TECHNOLOGIES 10/18 ADD-ON	Corporate Debt Instruments	459,540
218,971	SRAM 5/21 COV-LITE TLB	Corporate Debt Instruments	218,287
432,206	TRANSUNION 11/19 B5 COV-LITE	Corporate Debt Instruments	432,495
212,075	TRANSDIGM 12/22 TLH	Corporate Debt Instruments	212,813
237,849	UBER 2/23 TLB	Corporate Debt Instruments	238,420
433,125	WARNER MUSIC 1/21 COV-LITE TLG	Corporate Debt Instruments	433,034
349,516	WELLS FARGO ASSET MANAGEMENT/W	Corporate Debt Instruments	347,604
447,155	VIRGIN MEDIA 10/19 COV-LITE	Corporate Debt Instruments	444,856
185,000	VIRGIN MEDIA/O2 9/20 (USD) COV	Corporate Debt Instruments	184,390

132,004	ICON/PRA HEALTH 7/21 US TERM L	Corporate Debt Instruments	132,375
83,489,600	MEXICAN BONOS	Other Bonds	4,822,573
94,910,000	MEXICAN BONOS	Other Bonds	5,176,405
1,210,000	REPUBLIC OF SOUTH AFRICA GOVER	Other Bonds	1,144,660
1,035,000	UNIV OF VIRGINIA VA UNIV REVEN	Other Bonds	683,091
36,804,000	URUGUAY GOVERNMENT INTERN 144A	Other Bonds	905,243
39,740,000	URUGUAY GOVERNMENT INTERNATION	Other Bonds	1,027,163
371,650,000	URUGUAY GOVERNMENT INTERNATION	Other Bonds	8,818,786
6,350,000	URUGUAY GOVERNMENT INTERN REGS	Other Bonds	156,207
11,025,000	U S TREASURY BILL	U.S. Government Securities	10,869,042
3,055,000	U S TREASURY BILL	U.S. Government Securities	3,026,282
1,495,000	U S TREASURY BILL	U.S. Government Securities	1,493,702
5,470,000	U S TREASURY BILL	U.S. Government Securities	5,464,480
5,315,000	U S TREASURY BILL	U.S. Government Securities	5,304,169
14,705,000	U S TREASURY BILL	U.S. Government Securities	14,481,617
3,525,038	BNY MELLON CASH RESERVE	U.S. Government Securities	3,525,038
1,150,000	FEDERAL HOME LN BK CONS DISC	U.S. Government Securities	1,149,667
7,490,000	FEDERAL HOME LN BKS CONS DISC	U.S. Government Securities	7,483,496
10,340,000	FEDERAL NATL MTG ASSN DISC	U.S. Government Securities	10,322,008
213	FHLMC POOL #G0-1843	U.S. Government Securities	223
52,749	FHLMC POOL #ZM-8305	U.S. Government Securities	53,019
173,482	FHLMC POOL #ZN-2092	U.S. Government Securities	174,471
69,436	FHLMC POOL #ZA-5559	U.S. Government Securities	69,738
141,004	FHLMC POOL #ZT-0714	U.S. Government Securities	141,683
199,969	FHLMC POOL #SD-0136	U.S. Government Securities	178,934
3,541,780	FHLMC POOL #SD-2629	U.S. Government Securities	3,018,205
150,449	FHLMC POOL #SD-3125	U.S. Government Securities	154,009
728,089	FHLMC POOL #SD-8205	U.S. Government Securities	619,588
32,341	FHLMC POOL #Q0-2117	U.S. Government Securities	32,346
60,374	FHLMC POOL #Q1-2458	U.S. Government Securities	55,667
33,853	FHLMC POOL #Q1-4852	U.S. Government Securities	31,785
30,168	FHLMC POOL #Q1-7575	U.S. Government Securities	28,630
20,301	FHLMC POOL #Q1-7396	U.S. Government Securities	19,249
34,430	FHLMC POOL #Q2-0683	U.S. Government Securities	32,372
58,968	FHLMC POOL #Q2-2236	U.S. Government Securities	55,572
4,566	FHLMC POOL #Q2-4035	U.S. Government Securities	4,512
15,573	FHLMC POOL #Q2-5923	U.S. Government Securities	15,378
5,175	FHLMC POOL #Q3-2256	U.S. Government Securities	4,936
21,904	FHLMC POOL #Q3-4582	U.S. Government Securities	21,147
1,067	FHLMC POOL #Q3-9583	U.S. Government Securities	1,059
40,943	FHLMC POOL #Q4-3410	U.S. Government Securities	40,696
51,105	FHLMC POOL #Q4-5220	U.S. Government Securities	49,743
14,251	FHLMC POOL #Q4-8674	U.S. Government Securities	13,755
177,823	FHLMC POOL #WA-3197	U.S. Government Securities	163,634
754,725	FHLMC POOL #WA-3191	U.S. Government Securities	689,121
346,032	FHLMC POOL #WA-3193	U.S. Government Securities	318,953
177,440	FHLMC POOL #WA-3194	U.S. Government Securities	165,920
408,462	FHLMC POOL #WA-3195	U.S. Government Securities	364,125
115,886	FHLMC POOL #Q5-0176	U.S. Government Securities	108,810
181,499	FHLMC POOL #Q5-2337	U.S. Government Securities	168,266
41,719	FHLMC POOL #Q5-3695	U.S. Government Securities	38,987
69,172	FHLMC POOL #G6-1658	U.S. Government Securities	69,637
364,425	FHLMC POOL #QB-5275	U.S. Government Securities	298,000
989,661	FHLMC POOL #QB-7306	U.S. Government Securities	808,708
741,808	FHLMC POOL #QB-7396	U.S. Government Securities	606,174
860,387	FHLMC POOL #QC-8871	U.S. Government Securities	737,271
813,031	FHLMC POOL #QD-6204	U.S. Government Securities	719,073
62,867	FHLMC POOL #QD-6253	U.S. Government Securities	55,674
1,342,066	FHLMC POOL #QD-6294	U.S. Government Securities	1,186,744
1,098,393	FHLMC POOL #QD-6118	U.S. Government Securities	971,429
279,447	FHLMC POOL #QE-0398	U.S. Government Securities	247,456
408,107	FHLMC POOL #QE-1079	U.S. Government Securities	374,224

270,059	FHLMC POOL #QE-7134	U.S. Government Securities	261,865
692,918	FHLMC POOL #QE-6381	U.S. Government Securities	655,168
849,472	FHLMC POOL #QE-6417	U.S. Government Securities	803,237
324,581	FHLMC POOL #QE-8515	U.S. Government Securities	315,025
1,818,339	FHLMC POOL #QF-0467	U.S. Government Securities	1,812,489
264,967	FHLMC POOL #QG-3397	U.S. Government Securities	276,448
168,137	FHLMC POOL #QG-3398	U.S. Government Securities	173,075
168,483	FHLMC POOL #QG-4234	U.S. Government Securities	175,129
112,985	FHLMC POOL #QG-4235	U.S. Government Securities	116,464
81,629	FHLMC POOL #QG-4238	U.S. Government Securities	83,238
104,300	FHLMC POOL #QG-4239	U.S. Government Securities	106,097
124,047	FHLMC POOL #QG-4209	U.S. Government Securities	126,385
94,354	FHLMC POOL #QG-4248	U.S. Government Securities	97,410
39,196	FHLMC POOL #QG-6254	U.S. Government Securities	40,943
61,932	FHLMC POOL #QG-6266	U.S. Government Securities	63,560
275,486	FHLMC POOL #QG-6267	U.S. Government Securities	282,182
64,201	FHLMC POOL #QG-7117	U.S. Government Securities	65,788
64,269	FHLMC POOL #QG-8087	U.S. Government Securities	65,615
109,229	FHLMC POOL #QG-7314	U.S. Government Securities	111,560
99,983	FHLMC POOL #QG-8118	U.S. Government Securities	103,367
2,227,801	FHLMC POOL #QG-9479	U.S. Government Securities	2,285,259
405,940	FHLMC POOL #QG-9634	U.S. Government Securities	420,444
1,899,129	FHLMC POOL #QU-8096	U.S. Government Securities	1,560,914
69,563	FHLMC POOL #QU-7615	U.S. Government Securities	52,623
116,101	FHLMC POOL #QU-7616	U.S. Government Securities	96,865
146,657	FHLMC POOL #QU-7709	U.S. Government Securities	113,852
368,131	FHLMC POOL #RA-1266	U.S. Government Securities	335,696
6,888,124	FHLMC POOL #RA-3046	U.S. Government Securities	5,659,011
1,416,221	FHLMC POOL #RA-9647	U.S. Government Securities	1,451,226
1,353,394	FHLMC POOL #RE-6093	U.S. Government Securities	1,023,832
1,427,226	FHLMC POOL #RE-6123	U.S. Government Securities	1,120,141
710,000	FNMA GTD REMIC P/T 23-51 L	U.S. Government Securities	734,510
5	FNMA POOL #0250179	U.S. Government Securities	5
246	FNMA POOL #0253355	U.S. Government Securities	251
96	FNMA POOL #0323621	U.S. Government Securities	99
3,470,000	FHLMC MULTICLASS MTG 5365 LY	U.S. Government Securities	3,695,910
213	FNMA POOL #0545448	U.S. Government Securities	217
371	FNMA POOL #0550002	U.S. Government Securities	382
534	FNMA POOL #0554493	U.S. Government Securities	551
137	FNMA POOL #0575078	U.S. Government Securities	142
174,975	FNMA POOL #0AJ0806	U.S. Government Securities	170,314
77,754	FNMA POOL #0AK0080	U.S. Government Securities	75,634
7,851	FNMA POOL #0AR8595	U.S. Government Securities	7,347
101,356	FNMA POOL #0AS4628	U.S. Government Securities	94,595
4,471	FNMA POOL #0AS4795	U.S. Government Securities	4,189
56,011	FNMA POOL #0AS7378	U.S. Government Securities	50,914
59,917	FNMA POOL #0AS7580	U.S. Government Securities	54,551
11,120	FNMA POOL #0AS8263	U.S. Government Securities	10,134
21,748	FNMA POOL #0AS8276	U.S. Government Securities	19,722
88,931	FNMA POOL #0AS8309	U.S. Government Securities	80,325
23,882	FNMA POOL #0AS9412	U.S. Government Securities	23,018
3,991	FNMA POOL #0AU6205	U.S. Government Securities	3,952
5,444	FNMA POOL #0AV9213	U.S. Government Securities	5,403
4,796	FNMA POOL #0AW4986	U.S. Government Securities	4,715
38,454	FNMA POOL #0AX7617	U.S. Government Securities	37,071
21,564	FNMA POOL #0AX8509	U.S. Government Securities	20,837
29,905	FNMA POOL #0AY0362	U.S. Government Securities	28,049
92,655	FNMA POOL #0AY2633	U.S. Government Securities	86,658
116,872	FNMA POOL #0AY5788	U.S. Government Securities	106,842
7,896	FNMA POOL #0AY8481	U.S. Government Securities	7,837
26,692	FNMA POOL #0AZ0810	U.S. Government Securities	26,493
19,674	FNMA POOL #0AZ5596	U.S. Government Securities	19,389

976	FNMA POOL #0725690	U.S. Government Securities	1,018
948,532	FNMA POOL #0DA1685	U.S. Government Securities	982,422
109,460	FNMA POOL #0DA3498	U.S. Government Securities	114,369
652,910	FNMA POOL #0DA3499	U.S. Government Securities	680,868
17,140	FNMA POOL #0AZ7724	U.S. Government Securities	16,892
75,797	FNMA POOL #0BC3473	U.S. Government Securities	70,252
25,040	FNMA POOL #0BC2994	U.S. Government Securities	22,867
68,317	FNMA POOL #0BC5313	U.S. Government Securities	63,318
28,590	FNMA POOL #0BC4918	U.S. Government Securities	28,377
50,833	FNMA POOL #0BC7230	U.S. Government Securities	47,114
11,592	FNMA POOL #0BC9468	U.S. Government Securities	10,579
71,145	FNMA POOL #0BD1410	U.S. Government Securities	65,937
865	FNMA POOL #0BD2217	U.S. Government Securities	857
6,745	FNMA POOL #0BD4416	U.S. Government Securities	6,324
15,239	FNMA POOL #0BD4420	U.S. Government Securities	14,692
52,135	FNMA POOL #0BD5463	U.S. Government Securities	50,261
20,958	FNMA POOL #0BD5503	U.S. Government Securities	19,651
16,993	FNMA POOL #0BD9396	U.S. Government Securities	16,971
27,932	FNMA POOL #0BE0249	U.S. Government Securities	27,695
14,150	FNMA POOL #0BE2507	U.S. Government Securities	13,956
98,443	FNMA POOL #0BE4435	U.S. Government Securities	88,432
33,317	FNMA POOL #0BE4442	U.S. Government Securities	30,089
64,614	FNMA POOL #0BE4446	U.S. Government Securities	60,302
85,147	FNMA POOL #0BE4203	U.S. Government Securities	84,512
45,135	FNMA POOL #0BE4310	U.S. Government Securities	40,703
24,948	FNMA POOL #0BE5275	U.S. Government Securities	22,745
28,134	FNMA POOL #0BE6326	U.S. Government Securities	26,369
99,769	FNMA POOL #0BE7252	U.S. Government Securities	92,144
26,008	FNMA POOL #0BE7913	U.S. Government Securities	23,820
24,426	FNMA POOL #0BE8280	U.S. Government Securities	23,734
65,378	FNMA POOL #0BE9612	U.S. Government Securities	61,303
2,169,513	FNMA POOL #0BF0535	U.S. Government Securities	1,796,575
1,143,063	FNMA POOL #0BF0546	U.S. Government Securities	946,573
11,515,960	FNMA POOL #0BF0578	U.S. Government Securities	9,536,342
1,162,651	FNMA POOL #0BF0598	U.S. Government Securities	962,789
9,146,892	FNMA POOL #0BF0618	U.S. Government Securities	7,574,518
5,839,128	FNMA POOL #0BF0619	U.S. Government Securities	4,835,345
9,960,731	FNMA POOL #0BF0653	U.S. Government Securities	8,248,481
8,459,886	FNMA POOL #0BF0672	U.S. Government Securities	7,005,605
43,306	FNMA POOL #0BH1251	U.S. Government Securities	41,750
48,516	FNMA POOL #0BH1228	U.S. Government Securities	46,757
15,046	FNMA POOL #0BH2269	U.S. Government Securities	14,491
25,296	FNMA POOL #0BH4224	U.S. Government Securities	23,870
33,490	FNMA POOL #0BH4896	U.S. Government Securities	32,934
78,380	FNMA POOL #0BH6011	U.S. Government Securities	73,484
95,777	FNMA POOL #0BH9884	U.S. Government Securities	89,365
12,834	FNMA POOL #0BJ2239	U.S. Government Securities	11,610
39,173	FNMA POOL #0BJ2403	U.S. Government Securities	36,672
20,949	FNMA POOL #0BJ5653	U.S. Government Securities	20,172
87,285	FNMA POOL #0BJ7195	U.S. Government Securities	86,094
68,668	FNMA POOL #0BK1766	U.S. Government Securities	64,842
96,239	FNMA POOL #0BK0916	U.S. Government Securities	96,731
2,454,726	FNMA POOL #0BK2144	U.S. Government Securities	2,054,695
18,934	FNMA POOL #0BK6899	U.S. Government Securities	18,290
175,575	FNMA POOL #0BK8202	U.S. Government Securities	132,852
160,721	FNMA POOL #0BK8385	U.S. Government Securities	121,612
54,723	FNMA POOL #0BM3138	U.S. Government Securities	52,722
149,095	FNMA POOL #0BM5804	U.S. Government Securities	149,619
341,054	FNMA POOL #0BN5403	U.S. Government Securities	335,662
11,581	FNMA POOL #0BP1638	U.S. Government Securities	11,043
53,917	FNMA POOL #0BP7820	U.S. Government Securities	48,918
453,123	FNMA POOL #0BP9265	U.S. Government Securities	389,551

507,067	FNMA POOL #0BP9298	U.S. Government Securities	436,341
178,687	FNMA POOL #0BQ0364	U.S. Government Securities	153,801
119,638	FNMA POOL #0BQ0375	U.S. Government Securities	102,988
1,361,854	FNMA POOL #0BQ1280	U.S. Government Securities	1,173,017
6,305,618	FNMA POOL #0BQ1274	U.S. Government Securities	5,427,404
298,165	FNMA POOL #0BQ4040	U.S. Government Securities	236,869
146,080	FNMA POOL #0BQ4041	U.S. Government Securities	122,274
118,877	FNMA POOL #0BQ5644	U.S. Government Securities	99,206
169,816	FNMA POOL #0BQ5771	U.S. Government Securities	138,897
163,278	FNMA POOL #0BQ6140	U.S. Government Securities	129,002
1,125,820	FNMA POOL #0BQ7559	U.S. Government Securities	920,806
610,024	FNMA POOL #0BQ7589	U.S. Government Securities	498,945
990,031	FNMA POOL #0BQ7604	U.S. Government Securities	809,757
312,588	FNMA POOL #0BQ7618	U.S. Government Securities	255,472
1,935,960	FNMA POOL #0BR0772	U.S. Government Securities	1,583,297
1,115,839	FNMA POOL #0BR0691	U.S. Government Securities	912,624
2,346,585	FNMA POOL #0BR3283	U.S. Government Securities	1,917,674
401,525	FNMA POOL #0BR7743	U.S. Government Securities	328,123
352,460	FNMA POOL #0BR7719	U.S. Government Securities	288,036
574,202	FNMA POOL #0BS6197	U.S. Government Securities	547,115
35,000	FNMA POOL #0BS6679	U.S. Government Securities	33,631
108,426	FNMA POOL #0BT8676	U.S. Government Securities	92,925
1,030,298	FNMA POOL #0BT9828	U.S. Government Securities	876,477
469,801	FNMA POOL #0BU8818	U.S. Government Securities	431,068
476,869	FNMA POOL #0BU9711	U.S. Government Securities	421,780
245,841	FNMA POOL #0BV2256	U.S. Government Securities	217,466
402,669	FNMA POOL #0BV5392	U.S. Government Securities	369,226
403,032	FNMA POOL #0BV4539	U.S. Government Securities	356,629
510,024	FNMA POOL #0BV8553	U.S. Government Securities	482,532
705,936	FNMA POOL #0BV9951	U.S. Government Securities	667,882
436,931	FNMA POOL #0BW6279	U.S. Government Securities	413,377
3,352,845	FNMA POOL #0BW6333	U.S. Government Securities	3,172,114
1,728,983	FNMA POOL #0BW9845	U.S. Government Securities	1,723,421
191,451	FNMA POOL #0BY1712	U.S. Government Securities	197,238
267,139	FNMA POOL #0BY1713	U.S. Government Securities	279,178
611,117	FNMA POOL #0BY1783	U.S. Government Securities	629,615
558,064	FNMA POOL #0BY1784	U.S. Government Securities	579,368
94,339	FNMA POOL #0BY4136	U.S. Government Securities	95,467
272,865	FNMA POOL #0BY4137	U.S. Government Securities	278,688
124,105	FNMA POOL #0BY4135	U.S. Government Securities	125,349
422,053	FNMA POOL #0BY4148	U.S. Government Securities	440,501
139,337	FNMA POOL #0BY4149	U.S. Government Securities	144,804
93,375	FNMA POOL #0BY5322	U.S. Government Securities	97,471
89,044	FNMA POOL #0BY5375	U.S. Government Securities	92,870
39,774	FNMA POOL #0BY5381	U.S. Government Securities	41,113
378,590	FNMA POOL #0BY8309	U.S. Government Securities	392,117
193,186	FNMA POOL #0BY8509	U.S. Government Securities	197,710
145,946	FNMA POOL #0BY8519	U.S. Government Securities	149,749
225,844	FNMA POOL #0BY8520	U.S. Government Securities	231,425
552,606	FNMA POOL #0BY8521	U.S. Government Securities	563,637
696,280	FNMA POOL #0BY8531	U.S. Government Securities	720,955
825,717	FNMA POOL #0BY8532	U.S. Government Securities	853,035
184,412	FNMA POOL #0BY9392	U.S. Government Securities	191,000
67,931	FNMA POOL #0CA4427	U.S. Government Securities	60,647
520,393	FNMA POOL #0CA4613	U.S. Government Securities	469,557
1,134,981	FNMA POOL #0CA4736	U.S. Government Securities	1,015,741
5,432,225	FNMA POOL #0CB3609	U.S. Government Securities	4,984,276
71,471	FNMA POOL #0CB3669	U.S. Government Securities	63,248
5,432,763	FNMA POOL #0CB3771	U.S. Government Securities	4,984,738
1,263,246	FNMA POOL #0CB3903	U.S. Government Securities	1,159,049
3,212,402	FNMA POOL #0CB6880	U.S. Government Securities	3,291,803
381,923	FNMA POOL #0FM3718	U.S. Government Securities	383,229

186,356	FNMA POOL #0FM5679	U.S. Government Securities	189,677
2,515,018	FNMA POOL #0FM5977	U.S. Government Securities	1,959,141
23,982	FNMA POOL #0FM6075	U.S. Government Securities	23,515
2,684,527	FNMA POOL #0FM9672	U.S. Government Securities	2,283,454
28,811	FNMA POOL #0FM9765	U.S. Government Securities	25,496
248,767	FNMA POOL #0FS6235	U.S. Government Securities	259,200
3,197	FNMA POOL #0906734	U.S. Government Securities	3,307
179,929	FNMA POOL #0MA2218	U.S. Government Securities	164,488
22,758	FNMA POOL #0MA2276	U.S. Government Securities	19,811
43,700	FNMA POOL #0MA2490	U.S. Government Securities	43,374
23,775	FNMA POOL #0MA3472	U.S. Government Securities	23,926
59,118	FNMA POOL #0MA2705	U.S. Government Securities	53,842
136,659	FNMA POOL #0MA2737	U.S. Government Securities	123,957
22,136	FNMA POOL #0MA3351	U.S. Government Securities	19,648
98,882	FNMA POOL #0MA3401	U.S. Government Securities	88,965
40,831	FNMA POOL #0MA3448	U.S. Government Securities	41,033
1,331,579	FNMA POOL #0MA4591	U.S. Government Securities	1,045,438
4,113,188	FNMA POOL #0MA4602	U.S. Government Securities	3,686,323
516,862	FHLMC POOL #RJ-0016	U.S. Government Securities	533,254
505	GNMA POOL #0587280	U.S. Government Securities	520
519	GNMA POOL #0379674	U.S. Government Securities	518
58	GNMA POOL #0413151	U.S. Government Securities	58
142	GNMA POOL #0486844	U.S. Government Securities	146
138	GNMA POOL #0530269	U.S. Government Securities	142
86	GNMA POOL #0563646	U.S. Government Securities	89
468	GNMA POOL #0780958	U.S. Government Securities	474
22	GNMA POOL #0781199	U.S. Government Securities	22
246	GNMA POOL #0675324	U.S. Government Securities	254
4,267	GNMA POOL #0675312	U.S. Government Securities	4,327
30	GNMA GTD REMIC P/T 13-H01 FA	U.S. Government Securities	27
518	GNMA GTD REMIC P/T 13-H03 HA	U.S. Government Securities	471
433	GNMA GTD REMIC P/T 13-H04 BA	U.S. Government Securities	393
5,157	GNMA GTD REMIC P/T 13-H10 PA	U.S. Government Securities	4,606
216,631	GNMA GTD REMIC P/T 15-H10 JA	U.S. Government Securities	209,754
324,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	332,492
555,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	588,901
458,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	447,651
1,540,000	TENNESSEE VALLEY AUTH BD	U.S. Government Securities	1,414,930
735,000	U S TREASURY BOND	U.S. Government Securities	559,835
12,680,000	U S TREASURY BOND	U.S. Government Securities	8,818,544
19,850,000	U S TREASURY BOND	U.S. Government Securities	14,357,908
11,665,000	U S TREASURY BOND	U.S. Government Securities	8,950,153
7,290,000	U S TREASURY BOND	U.S. Government Securities	6,395,836
19,325,000	U S TREASURY BOND	U.S. Government Securities	17,231,710
17,445,000	U S TREASURY BOND	U.S. Government Securities	16,109,367
4,090,000	U S TREASURY BOND	U.S. Government Securities	3,899,559
5,490,000	U S TREASURY BOND	U.S. Government Securities	5,075,677
14,930,000	U S TREASURY BOND	U.S. Government Securities	14,232,489
120,000	U S TREASURY BOND	U.S. Government Securities	121,294
2,355,000	U S TREASURY BOND	U.S. Government Securities	2,640,912
30,400,000	U S TREASURY NOTE	U.S. Government Securities	27,839,750
26,690,000	U S TREASURY NOTE	U.S. Government Securities	27,129,968
10,810,000	U S TREASURY NOTE	U.S. Government Securities	10,482,744
7,445,000	U S TREASURY NOTE	U.S. Government Securities	7,144,873
20,020,000	U S TREASURY NOTE	U.S. Government Securities	19,994,975
3,605,000	U S TREASURY NOTE	U.S. Government Securities	3,784,687
3,340,000	U S TREASURY NOTE	U.S. Government Securities	3,311,819
8,275,000	U S TREASURY NOTE	U.S. Government Securities	8,236,857
2,793,733	FHLMC MULTICLASS MTG	U.S. Government Securities	2,818,546
1,049	GNMA II POOL #0765229	U.S. Government Securities	1,006
238	GNMA II POOL #0766529	U.S. Government Securities	227
69	GNMA II POOL #0766544	U.S. Government Securities	66

	50	GNMA II POOL #0766566	U.S. Government Securities	48
	90,716	GNMA II POOL #0771824	U.S. Government Securities	89,503
	3,458	GNMA II POOL #0771800	U.S. Government Securities	3,445
	146,599	GNMA II POOL #0771828	U.S. Government Securities	144,151
	60,710	GNMA II POOL #0771829	U.S. Government Securities	59,850
	22,126	GNMA II POOL #0798521	U.S. Government Securities	21,696
	11,737	GNMA II POOL #0798526	U.S. Government Securities	11,588
	162	GNMA II POOL #0AA7508	U.S. Government Securities	160
	44,851	GNMA II POOL #0AB6552	U.S. Government Securities	44,244
	272	GNMA II POOL #0AC0988	U.S. Government Securities	264
	139	GNMA II POOL #0AC9906	U.S. Government Securities	136
	53,956	GNMA II POOL #0AE0488	U.S. Government Securities	53,087
	58,672	GNMA II POOL #0AF7339	U.S. Government Securities	57,954
	56,195	GNMA II POOL #0AF7379	U.S. Government Securities	55,363
	129,744	GNMA II POOL #0AH1236	U.S. Government Securities	127,475
	114,088	GNMA II POOL #0AH1377	U.S. Government Securities	112,408
	167,583	GNMA II POOL #0AK0201	U.S. Government Securities	165,176
	124,433	GNMA II POOL #0AK8743	U.S. Government Securities	122,745
	126,160	GNMA II POOL #0AL7424	U.S. Government Securities	124,386
	60,755	GNMA II POOL #0AR6523	U.S. Government Securities	59,503
	135,176	GNMA II POOL #0AR6570	U.S. Government Securities	132,681
	134,417	GNMA II POOL #0AR7510	U.S. Government Securities	131,878
	306,300	GNMA II POOL #0AS6008	U.S. Government Securities	299,614
	73,035	GNMA II POOL #0AS5980	U.S. Government Securities	71,497
	63,871	GNMA II POOL #0AS8942	U.S. Government Securities	62,834
	62,552	GNMA II POOL #0AU1288	U.S. Government Securities	61,548
	62,896	GNMA II POOL #0AU1850	U.S. Government Securities	61,775
	99,711	GNMA II POOL #0AU3149	U.S. Government Securities	97,942
	128,324	GNMA II POOL #0AW1858	U.S. Government Securities	125,843
	264,198	GNMA II POOL #0AY2208	U.S. Government Securities	259,859
	210	GNMA II POOL #0751415	U.S. Government Securities	207
	2,563	GNMA II POOL #0756718	U.S. Government Securities	2,477
	396	GNMA GTD REMIC P/T 15-H13 FL	U.S. Government Securities	372

	22,814,780	EB Temporary Investment Fund *	Common Collective Trust Fund	22,814,780

		Diversified Bond Fund Subtotal		$1,297,791,793

International Equity Fund		American Funds, First Eagle, All Spring and Vanguard	Separately Managed Fund
	6,317,654	AMER FNDS EUROPAC GROW-R6	Mutual Fund	$345,575,665
	15,123,635	FIRST EAGLE OVERSEAS-R6	Mutual Fund	375,822,333
	16,609,396	HARTFORD INTL VAL-R6	Mutual Fund	300,962,259
	3,229,904	VANGUARD INTL GROWTH-ADM	Mutual Fund	328,836,487
	5,939,080	ALLSPRING EMRG MRK EQ-R6	Mutual Fund	150,139,941

		Cash	Cash	(1,461)

		International Equity Fund Subtotal		$1,501,335,224

Small Mid Cap Core Fund		Barron Discovery Strategy, DF Dent Mid Cap Growth, Snyder Capital Mgt Small/Mid Cap Value, MFS Mid Cap Value Equity	Separately Managed Fund
	13,936	10X GENOMICS INC	Common Stock	$779,859
	15,087	AAON INC	Common Stock	1,114,477
	28,610	ACADIA HEALTHCARE CO INC	Common Stock	2,224,714
	16,127	ACV AUCTIONS INC	Common Stock	244,324
	123,710	ADAPTHEALTH CORP	Common Stock	901,846
	37,240	ADVANCED ENERGY INDUSTRIES INC	Common Stock	4,056,181
	48,566	AES CORP/THE	Common Stock	934,896
	5,182	AGCO CORP	Common Stock	629,147
	6,790	AGILENT TECHNOLOGIES INC	Common Stock	944,014

10,438	ALASKA AIR GROUP INC	Common Stock	407,813
33,642	ALBERTSONS COS INC	Common Stock	773,766
67,018	ALKAMI TECHNOLOGY INC	Common Stock	1,625,187
6,197	ALLEGION PLC	Common Stock	785,098
10,795	ALLEGRO MICROSYSTEMS INC	Common Stock	326,765
12,653	ALLIANT ENERGY CORP	Common Stock	649,099
14,788	AMERICAN INTERNATIONAL GROUP I	Common Stock	1,001,887
51,800	AMERIS BANCORP	Common Stock	2,747,990
46,324	AMETEK INC	Common Stock	7,638,364
72,457	AMPHENOL CORP	Common Stock	7,182,662
9,900	ANSYS INC	Common Stock	3,592,512
11,036	APPFOLIO INC	Common Stock	1,911,877
8,260	APTIV PLC	Common Stock	741,087
32,334	ARAMARK	Common Stock	908,585
191,755	ARCOS DORADOS HOLDINGS INC	Common Stock	2,433,371
6,359	ARTHUR J GALLAGHER & CO	Common Stock	1,430,012
29,426	ASGN INC	Common Stock	2,829,898
11,021	ASHLAND INC	Common Stock	929,181
7,296	ASSURANT INC	Common Stock	1,229,303
28,539	ASSURED GUARANTY LTD	Common Stock	2,135,573
48,690	ATI INC	Common Stock	2,213,934
4,354	ATLASSIAN CORP	Common Stock	1,035,642
6,145	ATMOS ENERGY CORP	Common Stock	712,206
4,564	AVERY DENNISON CORP	Common Stock	922,658
2,135	AVIS BUDGET GROUP INC	Common Stock	378,450
15,785	AXON ENTERPRISE INC	Common Stock	4,077,739
60,564	AXONICS INC	Common Stock	3,768,898
47,310	BANK OF NT BUTTERFIELD & SON L	Common Stock	1,514,393
30,820	BANK OZK	Common Stock	1,535,761
53,740	BANNER CORP	Common Stock	2,878,314
26,650	BELDEN INC	Common Stock	2,058,713
23,700	BELLRING BRANDS INC	Common Stock	1,313,691
17,465	BERRY GLOBAL GROUP INC	Common Stock	1,176,966
240,649	BIGCOMMERCE HOLDINGS INC	Common Stock	2,341,515
2,798	BIOGEN INC	Common Stock	724,038
51,536	BIO-TECHNE CORP	Common Stock	3,976,518
57,132	BIO-TECHNE CORP	Common Stock	4,408,305
4,987	BJ'S WHOLESALE CLUB HOLDINGS I	Common Stock	332,433
53,781	BOYD GAMING CORP	Common Stock	3,367,228
44,310	BRIXMOR PROPERTY GROUP INC	Common Stock	1,031,094
69,880	BROWN & BROWN INC	Common Stock	4,969,167
11,959	BRUNSWICK CORP/DE	Common Stock	1,157,033
90,072	BWX TECHNOLOGIES INC	Common Stock	6,911,225
58,971	CABOT CORP	Common Stock	4,924,079
45,700	CACTUS INC	Common Stock	2,074,780
36,501	CARMAX INC	Common Stock	2,801,087
3,424	CBOE GLOBAL MARKETS INC	Common Stock	611,389
64,330	CBRE GROUP INC	Common Stock	5,988,480
7,837	CENCORA INC	Common Stock	1,609,563
30,379	CENTERPOINT ENERGY INC	Common Stock	867,928
70,406	CERTARA INC	Common Stock	1,238,442
75,450	CHAMPIONX CORP	Common Stock	2,203,895
22,095	CHARLES RIVER LABORATORIES INT	Common Stock	5,223,258
22,593	CHART INDUSTRIES INC	Common Stock	3,080,104
3,699	CHECK POINT SOFTWARE TECHNOLOG	Common Stock	565,170
52,135	CHEESECAKE FACTORY INC/THE	Common Stock	1,825,246
12,929	CHESAPEAKE ENERGY CORP	Common Stock	994,757
41,896	CHEWY INC	Common Stock	990,002
56,187	CLEAN HARBORS INC	Common Stock	9,805,193
130,426	CLEARWATER ANALYTICS HOLDINGS	Common Stock	2,612,433
19,873	CMS ENERGY CORP	Common Stock	1,154,025
14,319	COCA-COLA EUROPACIFIC PARTNERS	Common Stock	955,650

63,271	COHERENT CORP	Common Stock	2,754,187
28,446	COLUMBIA BANKING SYSTEM INC	Common Stock	758,939
156,770	COMSTOCK RESOURCES INC	Common Stock	1,387,415
65,972	COPART INC	Common Stock	3,232,628
90,680	COPT DEFENSE PROPERTIES	Common Stock	2,324,128
39,117	COREBRIDGE FINANCIAL INC	Common Stock	847,274
24,554	CORNING INC	Common Stock	747,669
24,255	CORTEVA INC	Common Stock	1,162,300
28,856	COSTAR GROUP INC	Common Stock	2,521,726
163,669	COUCHBASE INC	Common Stock	3,685,826
3,732	CROWDSTRIKE HOLDINGS INC	Common Stock	952,854
10,058	CROWN HOLDINGS INC	Common Stock	926,241
17,889	CYBERARK SOFTWARE LTD	Common Stock	3,918,585
39,679	DAYFORCE INC	Common Stock	2,663,254
270,072	DEFINITIVE HEALTHCARE CORP	Common Stock	2,684,516
18,603	DELTA AIR LINES INC	Common Stock	748,399
224,057	DESPEGAR.COM CORP	Common Stock	2,119,579
9,264	DIAMONDBACK ENERGY INC	Common Stock	1,436,661
6,941	DISCOVER FINANCIAL SERVICES	Common Stock	780,168
46,402	DOLBY LABORATORIES INC	Common Stock	3,998,924
5,573	DOLLAR GENERAL CORP	Common Stock	757,649
11,970	DOW INC	Common Stock	656,435
118,414	DRAFTKINGS INC	Common Stock	4,174,094
56,485	DUN & BRADSTREET HOLDINGS INC	Common Stock	660,875
16,840	DUPONT DE NEMOURS INC	Common Stock	1,295,501
43,030	DYNATRACE INC	Common Stock	2,353,311
14,159	EAST WEST BANCORP INC	Common Stock	1,018,740
14,632	EASTMAN CHEMICAL CO	Common Stock	1,314,246
4,624	EATON CORP PLC	Common Stock	1,113,552
24,060	ECOLAB INC	Common Stock	4,772,301
10,619	EDISON INTERNATIONAL	Common Stock	759,152
30,451	EDWARDS LIFESCIENCES CORP	Common Stock	2,321,889
152,040	ELANCO ANIMAL HEALTH INC	Common Stock	2,265,396
5,419	ELECTRONIC ARTS INC	Common Stock	741,373
25,222	ENDAVA PLC	Common Stock	1,963,533
28,243	ENDAVA PLC	Common Stock	2,198,718
13,792	ENPRO INC	Common Stock	2,161,758
73,512	ENTEGRIS INC	Common Stock	8,808,208
106,985	ENVISTA HOLDINGS CORP	Common Stock	2,574,059
42,436	EQUITABLE HOLDINGS INC	Common Stock	1,413,119
26,647	ESAB CORP	Common Stock	2,308,163
38,080	ESSENT GROUP LTD	Common Stock	2,008,339
3,797	ESSEX PROPERTY TRUST INC	Common Stock	941,428
25,498	ESTABLISHMENT LABS HOLDINGS IN	Common Stock	660,143
6,806	EVERCORE INC	Common Stock	1,164,166
2,280	EVEREST GROUP LTD	Common Stock	806,162
10,600	EVERSOURCE ENERGY	Common Stock	654,232
32,710	EVERTEC INC	Common Stock	1,339,147
9,348	EXTRA SPACE STORAGE INC	Common Stock	1,498,765
47,574	FASTENAL CO	Common Stock	3,081,368
43,904	FIRST AMERICAN FINANCIAL CORP	Common Stock	2,829,174
61,946	FIRST BUSEY CORP	Common Stock	1,537,500
83,070	FIRST HAWAIIAN INC	Common Stock	1,898,980
44,298	FLEX LTD	Common Stock	1,349,317
35,143	FLOOR & DECOR HOLDINGS INC	Common Stock	3,920,553
15,225	FLOOR & DECOR HOLDINGS INC	Common Stock	1,698,501
55,063	FMC CORP	Common Stock	3,471,722
1,366	FORTUNE BRANDS INNOVATIONS INC	Common Stock	104,007
9,267	GENERAL MILLS INC	Common Stock	603,652
24,161	GFL ENVIRONMENTAL INC	Common Stock	833,796
74,361	GITLAB INC	Common Stock	4,681,769
60,463	GLACIER BANCORP INC	Common Stock	2,498,331

5,813	GLOBAL PAYMENTS INC	Common Stock	738,251
31,445	GOOSEHEAD INSURANCE INC	Common Stock	2,383,531
32,152	GRACO INC	Common Stock	2,789,508
50,042	GRAPHIC PACKAGING HOLDING CO	Common Stock	1,233,535
23,644	GUIDEWIRE SOFTWARE INC	Common Stock	2,578,142
31,953	GUIDEWIRE SOFTWARE INC	Common Stock	3,484,155
20,172	HALLIBURTON CO	Common Stock	729,218
135,299	HALOZYME THERAPEUTICS INC	Common Stock	5,000,651
42,050	HANCOCK WHITNEY CORP	Common Stock	2,043,210
5,430	HANOVER INSURANCE GROUP INC/TH	Common Stock	659,311
23,453	HARTFORD FINANCIAL SERVICES GR	Common Stock	1,885,152
89,120	HAYWARD HOLDINGS INC	Common Stock	1,212,032
160,870	HEALTHCARE REALTY TRUST INC	Common Stock	2,771,790
22,545	HEICO CORP	Common Stock	3,211,310
24,294	HEICO CORP	Common Stock	3,460,437
17,809	HELEN OF TROY LTD	Common Stock	2,151,505
29,330	HELIOS TECHNOLOGIES INC	Common Stock	1,330,116
25,959	HENKEL AG & CO KGAA	Common Stock	521,612
67,474	HENRY SCHEIN INC	Common Stock	5,108,457
3,540	HESS CORP	Common Stock	510,326
30,866	HEXCEL CORP	Common Stock	2,276,368
41,744	HOST HOTELS & RESORTS INC	Common Stock	812,756
25,467	HOWMET AEROSPACE INC	Common Stock	1,378,274
372,234	HUNTINGTON BANCSHARES INC/OH	Common Stock	4,734,816
6,283	HYATT HOTELS CORP	Common Stock	819,366
20,584	ICHOR HOLDINGS LTD	Common Stock	692,240
3,256	ICON PLC	Common Stock	921,676
28,325	IDACORP INC	Common Stock	2,784,914
12,135	IDEX CORP	Common Stock	2,634,630
14,753	ILLUMINA INC	Common Stock	2,054,208
43,649	INARI MEDICAL INC	Common Stock	2,833,693
335,521	INDIE SEMICONDUCTOR INC	Common Stock	2,721,075
14,423	INGERSOLL RAND INC	Common Stock	1,115,475
51,035	INGEVITY CORP	Common Stock	2,409,873
11,635	INGREDION INC	Common Stock	1,262,747
52,002	INGREDION INC	Common Stock	5,643,777
71,180	INTEGRA LIFESCIENCES HOLDINGS	Common Stock	3,099,889
10,218	INTERNATIONAL FLAVORS & FRAGRA	Common Stock	827,351
28,044	INTERNATIONAL GAME TECHNOLOGY	Common Stock	768,686
6,395	INTUITIVE SURGICAL INC	Common Stock	2,157,417
9,004	ITT INC	Common Stock	1,074,357
6,198	JACOBS SOLUTIONS INC	Common Stock	804,500
3,706	JB HUNT TRANSPORT SERVICES INC	Common Stock	740,236
21,604	JOHNSON CONTROLS INTERNATIONAL	Common Stock	1,245,255
3,857	JONES LANG LASALLE INC	Common Stock	728,472
22,020	KBR INC	Common Stock	1,220,128
40,141	KENVUE INC	Common Stock	864,236
16,938	KEYSIGHT TECHNOLOGIES INC	Common Stock	2,694,666
9,334	KINSALE CAPITAL GROUP INC	Common Stock	3,126,050
5,987	KINSALE CAPITAL GROUP INC	Common Stock	2,005,106
31,495	KIRBY CORP	Common Stock	2,471,728
11,774	KNIGHT-SWIFT TRANSPORTATION HO	Common Stock	678,771
160,169	KRATOS DEFENSE & SECURITY SOLU	Common Stock	3,249,829
4,831	L3HARRIS TECHNOLOGIES INC	Common Stock	1,017,505
3,061	LABORATORY CORP OF AMERICA HOL	Common Stock	695,735
14,266	LEIDOS HOLDINGS INC	Common Stock	1,544,152
7,924	LIBERTY BROADBAND CORP	Common Stock	638,595
114,170	LIBERTY ENERGY INC	Common Stock	2,071,044
196,560	LIBERTY LATIN AMERICA LTD	Common Stock	1,436,854
19,216	LIBERTY MEDIA CORP-LIBERTY FOR	Common Stock	1,114,144
50,194	LIBERTY MEDIA CORP-LIBERTY LIV	Common Stock	1,876,754
7,330	LINCOLN ELECTRIC HOLDINGS INC	Common Stock	1,593,982

32,677	LKQ CORP	Common Stock	1,561,634
99,018	LKQ CORP	Common Stock	4,732,070
8,760	M&T BANK CORP	Common Stock	1,200,821
109,258	MARAVAI LIFESCIENCES HOLDINGS	Common Stock	715,640
13,813	MARAVAI LIFESCIENCES HOLDINGS	Common Stock	90,475
2,545	MARKEL GROUP INC	Common Stock	3,613,646
1,350	MARKEL GROUP INC	Common Stock	1,916,865
16,648	MARVELL TECHNOLOGY INC	Common Stock	1,004,041
16,708	MASCO CORP	Common Stock	1,119,102
41,440	MATTEL INC	Common Stock	782,387
83,505	MERCURY SYSTEMS INC	Common Stock	3,053,778
5,293	MID-AMERICA APARTMENT COMMUNIT	Common Stock	711,697
7,559	MID-AMERICA APARTMENT COMMUNIT	Common Stock	1,016,383
73,552	MONTROSE ENVIRONMENTAL GROUP I	Common Stock	2,363,226
7,561	MOODY'S CORP	Common Stock	2,953,024
3,397	MOTOROLA SOLUTIONS INC	Common Stock	1,063,567
126,485	NATIONAL VISION HOLDINGS INC	Common Stock	2,647,331
241,461	NAVITAS SEMICONDUCTOR CORP	Common Stock	1,948,590
56,845	NEWELL BRANDS INC	Common Stock	493,415
93,653	NNN REIT INC	Common Stock	4,036,444
3,328	NORFOLK SOUTHERN CORP	Common Stock	786,673
58,690	NORTHERN OIL & GAS INC	Common Stock	2,175,638
14,720	NORTHERN TRUST CORP	Common Stock	1,242,074
13,594	NOVA LTD	Common Stock	1,867,680
10,410	NOVANTA INC	Common Stock	1,753,148
5,657	NXP SEMICONDUCTORS NV	Common Stock	1,299,300
9,117	OLD DOMINION FREIGHT LINE INC	Common Stock	3,695,394
55,112	ON HOLDING AG	Common Stock	1,486,371
11,154	ON SEMICONDUCTOR CORP	Common Stock	931,694
160,300	OPENLANE INC	Common Stock	2,374,043
180,955	OPENLANE INC	Common Stock	2,679,944
25,429	ORGANON & CO	Common Stock	366,686
10,997	PACCAR INC	Common Stock	1,073,857
65,378	PAR TECHNOLOGY CORP	Common Stock	2,846,558
39,916	PERMIAN RESOURCES CORP	Common Stock	542,858
97,296	PG&E CORP	Common Stock	1,754,247
12,555	PINNACLE WEST CAPITAL CORP	Common Stock	901,951
4,117	PIONEER NATURAL RESOURCES CO	Common Stock	925,831
56,384	PLAINS GP HOLDINGS LP	Common Stock	899,325
84,530	PLYMOUTH INDUSTRIAL REIT INC	Common Stock	2,034,637
29,180	POPULAR INC	Common Stock	2,394,803
46,120	PORTLAND GENERAL ELECTRIC CO	Common Stock	1,998,841
23,016	POST HOLDINGS INC	Common Stock	2,026,789
9,700	PROSPERITY BANCSHARES INC	Common Stock	656,981
54,749	PROSPERITY BANCSHARES INC	Common Stock	3,708,150
18,791	PUBLIC SERVICE ENTERPRISE GROU	Common Stock	1,149,070
9,311	PVH CORP	Common Stock	1,137,059
3,517	QUALYS INC	Common Stock	690,317
4,519	QUANTA SERVICES INC	Common Stock	975,200
12,843	RAYMOND JAMES FINANCIAL INC	Common Stock	1,431,995
7,107	RBC BEARINGS INC	Common Stock	2,024,713
37,674	RED ROCK RESORTS INC	Common Stock	2,009,154
7,222	REGAL REXNORD CORP	Common Stock	1,069,000
52,226	REGIONS FINANCIAL CORP	Common Stock	1,012,140
16,554	REPLIGEN CORP	Common Stock	2,976,409
17,523	REPLIGEN CORP	Common Stock	3,150,635
5,227	REPUBLIC SERVICES INC	Common Stock	861,985
122,360	RETAIL OPPORTUNITY INVESTMENTS	Common Stock	1,716,711
77,850	REVANCE THERAPEUTICS INC	Common Stock	684,302
4,943	REVVITY INC	Common Stock	540,319
59,901	REXFORD INDUSTRIAL REALTY INC	Common Stock	3,360,446
3,009	RH	Common Stock	877,063

6,994	ROSS STORES INC	Common Stock	967,900
158,660	SAMSONITE INTERNATIONAL SA	Common Stock	2,612,337
4,089	SBA COMMUNICATIONS CORP	Common Stock	1,037,338
8,090	SEAGATE TECHNOLOGY HOLDINGS PL	Common Stock	690,643
13,343	SEMPRA	Common Stock	997,122
17,774	SENSATA TECHNOLOGIES HOLDING P	Common Stock	667,769
147,474	SENTINELONE INC	Common Stock	4,046,687
28,830	SHIFT4 PAYMENTS INC	Common Stock	2,143,222
87,021	SILK ROAD MEDICAL INC	Common Stock	1,067,748
19,047	SITEONE LANDSCAPE SUPPLY INC	Common Stock	3,095,138
9,369	SITEONE LANDSCAPE SUPPLY INC	Common Stock	1,522,463
20,456	SITIME CORP	Common Stock	2,497,268
125,920	SIX FLAGS ENTERTAINMENT CORP	Common Stock	3,158,074
17,372	SKECHERS USA INC	Common Stock	1,082,970
53,578	SLM CORP	Common Stock	1,024,411
175,930	SMARTRENT INC	Common Stock	561,217
55,191	SMARTSHEET INC	Common Stock	2,639,234
36,720	SPROUT SOCIAL INC	Common Stock	2,256,077
100,281	SS&C TECHNOLOGIES HOLDINGS INC	Common Stock	6,128,172
18,973	STAG INDUSTRIAL INC	Common Stock	744,880
8,032	STANLEY BLACK & DECKER INC	Common Stock	787,939
65,130	STERICYCLE INC	Common Stock	3,227,843
4,191	STERIS PLC	Common Stock	921,391
16,256	STERIS PLC	Common Stock	3,573,882
52,334	STEVANATO GROUP SPA	Common Stock	1,428,195
7,367	SUN COMMUNITIES INC	Common Stock	984,600
17,883	SYNOPSYS INC	Common Stock	9,208,136
12,941	TARGA RESOURCES CORP	Common Stock	1,124,185
6,837	TE CONNECTIVITY LTD	Common Stock	960,599
25,131	TECHNIPFMC PLC	Common Stock	506,138
2,799	TELEFLEX INC	Common Stock	697,903
28,865	TEREX CORP	Common Stock	1,658,583
20,057	TEXAS ROADHOUSE INC	Common Stock	2,451,567
17,090	TOLL BROTHERS INC	Common Stock	1,756,681
18,241	TPG INC	Common Stock	787,464
3,623	TRANSDIGM GROUP INC	Common Stock	3,665,027
9,328	TRANSUNION	Common Stock	640,927
92,645	TREEHOUSE FOODS INC	Common Stock	3,840,135
16,910	TREX CO INC	Common Stock	1,399,979
2,192	TYLER TECHNOLOGIES INC	Common Stock	916,519
143,699	UGI CORP	Common Stock	3,534,995
50,593	ULTRA CLEAN HOLDINGS INC	Common Stock	1,727,245
8,219	UNIVERSAL HEALTH SERVICES INC	Common Stock	1,252,904
18,588	US FOODS HOLDING CORP	Common Stock	844,081
72,320	US FOODS HOLDING CORP	Common Stock	3,284,051
117,461	UTZ BRANDS INC	Common Stock	1,907,567
7,480	VALERO ENERGY CORP	Common Stock	972,400
76,518	VARONIS SYSTEMS INC	Common Stock	3,464,735
59,080	VARONIS SYSTEMS INC	Common Stock	2,675,142
22,383	VEEVA SYSTEMS INC	Common Stock	4,309,175
57,543	VERACYTE INC	Common Stock	1,583,008
44,541	VERALTO CORP	Common Stock	3,663,943
20,150	VF CORP	Common Stock	378,820
41,238	VICI PROPERTIES INC	Common Stock	1,314,667
84,770	VIPER ENERGY INC	Common Stock	2,660,083
85,110	VITAL FARMS INC	Common Stock	1,335,376
14,844	VOYA FINANCIAL INC	Common Stock	1,083,018
20,225	VULCAN MATERIALS CO	Common Stock	4,591,277
4,511	VULCAN MATERIALS CO	Common Stock	1,024,042
24,124	WASTE CONNECTIONS INC	Common Stock	3,600,989
57,653	WASTE CONNECTIONS INC	Common Stock	8,605,863
66,860	WEBSTER FINANCIAL CORP	Common Stock	3,393,814

	45,467	WENDY'S CO/THE	Common Stock	885,697
	12,539	WESTINGHOUSE AIR BRAKE TECHNOL	Common Stock	1,591,199
	20,161	WESTROCK CO	Common Stock	837,085
	5,171	WILLIS TOWERS WATSON PLC	Common Stock	1,247,245
	95,134	WILLSCOT MOBILE MINI HOLDINGS	Common Stock	4,233,463
	26,510	WINTRUST FINANCIAL CORP	Common Stock	2,458,803
	49,534	WNS HOLDINGS LTD	Common Stock	3,130,549
	25,386	WOODWARD INC	Common Stock	3,455,796
	6,833	WORKIVA INC	Common Stock	693,754
	15,174	WP CAREY INC	Common Stock	983,427
	11,267	XPO INC	Common Stock	986,877
	3,718	ZEBRA TECHNOLOGIES CORP	Common Stock	1,016,241
	6,578	ZIMMER BIOMET HOLDINGS INC	Common Stock	800,543
	64,095	ZURN ELKAY WATER SOLUTIONS COR	Common Stock	1,885,034

	10,475,899	EB Temporary Investment Fund *	Common Collective Trust Fund	10,475,899

		Small Mid Cap Core Fund Subtotal		$673,430,163

Large Cap Core Fund		Columbia Threadneedle, T. Rowe Price, Barrow Hanley, Wellington and MFS Growth Equity	Separately Managed Fund
	22,659	QURATE RETAIL INC	Common Stock	$814,818
	95,509	AXIS CAPITAL HOLDINGS LTD	Common Stock	5,288,333
	281,582	AXALTA COATING SYSTEMS LTD	Common Stock	9,565,341
	150,160	ENBRIDGE INC	Common Stock	5,408,763
	113,270	SHARKNINJA INC	Common Stock	5,796,026
	164,842	CRH PLC	Common Stock	11,400,473
	84,641	MEDTRONIC PLC	Common Stock	6,972,726
	34,730	WILLIS TOWERS WATSON PLC	Common Stock	8,376,876
	71,992	APTIV PLC	Common Stock	6,459,122
	123,980	AERCAP HOLDINGS NV	Common Stock	9,214,194
	29,420	CHUBB LTD	Common Stock	6,648,920
	78,202	LIVANOVA PLC	Common Stock	4,046,171
	90,922	AECOM	Common Stock	8,403,920
	31,783	AIR PRODUCTS AND CHEMICALS INC	Common Stock	8,702,185
	54,566	ALLSTATE CORP/THE	Common Stock	7,638,149
	70,368	ALPHABET INC	Common Stock	9,916,962
	96,666	U-HAUL HOLDING CO	Common Stock	6,809,153
	29,161	AMERICAN EXPRESS CO	Common Stock	5,463,022
	108,951	AMERICAN INTERNATIONAL GROUP I	Common Stock	7,381,430
	15,672	ELEVANCE HEALTH INC	Common Stock	7,390,288
	265,928	ARAMARK	Common Stock	7,472,577
	32,289	AUTONATION INC	Common Stock	4,849,162
	391,047	AVANTOR INC	Common Stock	8,927,603
	135,169	BWX TECHNOLOGIES INC	Common Stock	10,371,517
	21,053	BERKSHIRE HATHAWAY INC	Common Stock	7,508,763
	15,115	BROADCOM INC	Common Stock	16,872,119
	25,111	CACI INTERNATIONAL INC	Common Stock	8,132,448
	242,268	CENTERPOINT ENERGY INC	Common Stock	6,921,597
	112,212	COGNIZANT TECHNOLOGY SOLUTIONS	Common Stock	8,475,372
	176,784	COMCAST CORP	Common Stock	7,751,978
	156,686	COPT DEFENSE PROPERTIES	Common Stock	4,015,862
	135,097	CUBESMART	Common Stock	6,261,746
	68,447	DUPONT DE NEMOURS INC	Common Stock	5,265,628
	63,483	ELECTRONIC ARTS INC	Common Stock	8,685,109
	348,049	ELEMENT SOLUTIONS INC	Common Stock	8,053,854
	80,160	ENTERGY CORP	Common Stock	8,111,390
	254,652	VESTIS CORP	Common Stock	5,383,343
	190,923	EXELON CORP	Common Stock	6,854,136
	135,204	FIDELITY NATIONAL INFORMATION	Common Stock	8,121,704
	216,636	HALLIBURTON CO	Common Stock	7,831,391
	76,342	HESS CORP	Common Stock	11,005,463

72,621	HOWARD HUGHES HOLDINGS INC	Common Stock	6,212,727
11,885	HUMANA INC	Common Stock	5,441,072
47,058	JB HUNT TRANSPORT SERVICES INC	Common Stock	9,399,365
226,836	JEFFERIES FINANCIAL GROUP INC	Common Stock	9,166,443
257,769	KEURIG DR PEPPER INC	Common Stock	8,588,863
134,706	KNIFE RIVER CORP	Common Stock	8,914,843
191,440	LAS VEGAS SANDS CORP	Common Stock	9,420,762
19,080	LITHIA MOTORS INC	Common Stock	6,282,662
42,600	M&T BANK CORP	Common Stock	5,839,608
254,226	MDU RESOURCES GROUP INC	Common Stock	5,033,675
66,958	MERCK & CO INC	Common Stock	7,299,761
85,841	MICROCHIP TECHNOLOGY INC	Common Stock	7,741,141
98,283	ORACLE CORP	Common Stock	10,361,977
79,150	PHILIP MORRIS INTERNATIONAL IN	Common Stock	7,446,432
65,197	PHILLIPS 66	Common Stock	8,680,329
99,912	PINNACLE WEST CAPITAL CORP	Common Stock	7,177,678
43,150	PIONEER NATURAL RESOURCES CO	Common Stock	9,703,572
215,275	PLAINS GP HOLDINGS LP	Common Stock	3,433,636
19,050	PUBLIC STORAGE	Common Stock	5,810,250
68,658	QUALCOMM INC	Common Stock	9,930,007
58,638	UNITED PARKS & RESORTS INC	Common Stock	3,097,846
69,701	SKYWORKS SOLUTIONS INC	Common Stock	7,835,786
79,807	STANLEY BLACK & DECKER INC	Common Stock	7,829,067
43,868	T-MOBILE US INC	Common Stock	7,033,356
156,867	US BANCORP	Common Stock	6,789,204
18,049	UNITEDHEALTH GROUP INC	Common Stock	9,502,257
519,436	VERTIV HOLDINGS CO	Common Stock	24,948,511
347,626	VICI PROPERTIES INC	Common Stock	11,082,317
110,136	WELLS FARGO & CO	Common Stock	5,420,894
92,261	WYNN RESORTS LTD	Common Stock	8,405,900
1,252,141	BARRICK GOLD CORP	Common Stock	22,651,231
553,876	TECHNIPFMC PLC	Common Stock	11,155,063
1,673,650	AES CORP/THE	Common Stock	32,217,763
188,521	ALPHABET INC	Common Stock	26,334,498
431,898	AMERICAN INTERNATIONAL GROUP I	Common Stock	29,261,090
51,481	AMERICAN TOWER CORP	Common Stock	11,113,718
117,257	APPLIED MATERIALS INC	Common Stock	19,003,842
965,817	BANK OF AMERICA CORP	Common Stock	32,519,058
535,104	BAXTER INTERNATIONAL INC	Common Stock	20,687,121
445,093	BRISTOL-MYERS SQUIBB CO	Common Stock	22,837,722
120,372	CIGNA GROUP/THE	Common Stock	36,045,395
583,546	CSX CORP	Common Stock	20,231,540
64,681	CATERPILLAR INC	Common Stock	19,124,231
300,227	CENTENE CORP	Common Stock	22,279,846
105,375	CHEVRON CORP	Common Stock	15,717,735
514,411	CISCO SYSTEMS INC	Common Stock	25,988,044
442,701	CITIGROUP INC	Common Stock	22,772,539
982,843	CORNING INC	Common Stock	29,927,569
297,754	FMC CORP	Common Stock	18,773,390
972,634	FIRSTENERGY CORP	Common Stock	35,656,762
744,153	FREEPORT-MCMORAN INC	Common Stock	31,678,593
41,948	HUMANA INC	Common Stock	19,204,214
193,870	JPMORGAN CHASE & CO	Common Stock	32,977,287
140,145	LOWE'S COS INC	Common Stock	31,189,270
205,075	MARATHON PETROLEUM CORP	Common Stock	30,424,927
306,215	METLIFE INC	Common Stock	20,249,998
215,386	MORGAN STANLEY	Common Stock	20,084,745
1,978,598	PG&E CORP	Common Stock	35,674,122
335,289	PHILIP MORRIS INTERNATIONAL IN	Common Stock	31,543,989
232,386	QUALCOMM INC	Common Stock	33,609,987
1,540,837	QURATE RETAIL INC	Common Stock	1,349,003
256,333	RTX CORP	Common Stock	21,567,859

682,266	SOUTHWEST AIRLINES CO	Common Stock	19,703,842
495,187	TERADATA CORP	Common Stock	21,545,586
861,937	VERIZON COMMUNICATIONS INC	Common Stock	32,495,025
605,139	WELLS FARGO & CO	Common Stock	29,784,942
839,369	WILLIAMS COS INC/THE	Common Stock	29,235,222
6,263	CANADIAN PACIFIC KANSAS CITY L	Common Stock	495,153
46,723	LVMH MOET HENNESSY LOUIS VUITT	Common Stock	7,590,151
5,088	AON PLC	Common Stock	1,480,710
44,889	EATON CORP PLC	Common Stock	10,810,169
9,197	ICON PLC	Common Stock	2,603,395
33,167	LINDE PLC	Common Stock	13,622,019
13,053	STERIS PLC	Common Stock	2,869,702
25,806	SPOTIFY TECHNOLOGY SA	Common Stock	4,849,205
4,050	ARGENX SE	Common Stock	1,540,742
15,259	ASML HOLDING NV	Common Stock	11,549,842
25,692	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	2,671,968
9,462	ADOBE INC	Common Stock	5,645,029
13,795	AGILENT TECHNOLOGIES INC	Common Stock	1,917,919
17,690	AIR PRODUCTS AND CHEMICALS INC	Common Stock	4,843,522
94,692	ALPHABET INC	Common Stock	13,344,944
337,163	ALPHABET INC	Common Stock	47,098,299
323,331	AMAZON.COM INC	Common Stock	49,126,912
55,346	AMETEK INC	Common Stock	9,126,002
67,797	AMPHENOL CORP	Common Stock	6,720,717
228,260	APPLE INC	Common Stock	43,946,898
19,982	APPLIED MATERIALS INC	Common Stock	3,238,483
13,328	BECTON DICKINSON & CO	Common Stock	3,249,766
258,305	BOSTON SCIENTIFIC CORP	Common Stock	14,932,612
17,176	CME GROUP INC	Common Stock	3,617,266
49,350	CADENCE DESIGN SYSTEMS INC	Common Stock	13,441,460
652	CHIPOTLE MEXICAN GRILL INC	Common Stock	1,491,098
24,833	COLGATE-PALMOLIVE CO	Common Stock	1,979,438
101,032	COSTAR GROUP INC	Common Stock	8,829,186
12,534	DATADOG INC	Common Stock	1,521,377
96,628	META PLATFORMS INC	Common Stock	34,202,447
20,501	ARTHUR J GALLAGHER & CO	Common Stock	4,610,265
14,348	GARTNER INC	Common Stock	6,472,526
9,473	HESS CORP	Common Stock	1,365,628
47,093	HILTON WORLDWIDE HOLDINGS INC	Common Stock	8,575,164
94,733	HOWMET AEROSPACE INC	Common Stock	5,126,950
14,977	INTUIT INC	Common Stock	9,361,074
10,053	KLA CORP	Common Stock	5,843,809
8,855	KKR & CO INC	Common Stock	733,637
8,511	LAM RESEARCH CORP	Common Stock	6,666,326
32,191	LAS VEGAS SANDS CORP	Common Stock	1,584,119
24,323	ESTEE LAUDER COS INC/THE	Common Stock	3,557,239
31,940	ELI LILLY & CO	Common Stock	18,618,465
6,669	LULULEMON ATHLETICA INC	Common Stock	3,409,793
20,505	MSCI INC	Common Stock	11,598,653
6,133	MARTIN MARIETTA MATERIALS INC	Common Stock	3,059,815
28,645	MARVELL TECHNOLOGY INC	Common Stock	1,727,580
67,712	MASTERCARD INC	Common Stock	28,879,845
289,323	MICROSOFT CORP	Common Stock	108,797,021
1,878	MOODY'S CORP	Common Stock	733,472
90,207	NVIDIA CORP	Common Stock	44,672,311
5,792	O'REILLY AUTOMOTIVE INC	Common Stock	5,502,863
3,111	REGENERON PHARMACEUTICALS INC	Common Stock	2,732,360
13,030	ROCKWELL AUTOMATION INC	Common Stock	4,045,554
18,996	SERVICENOW INC	Common Stock	13,420,484
14,187	SHERWIN-WILLIAMS CO/THE	Common Stock	4,424,925
22,252	SYNOPSYS INC	Common Stock	11,457,777
23,465	TAKE-TWO INTERACTIVE SOFTWARE	Common Stock	3,776,692

15,804	THERMO FISHER SCIENTIFIC INC	Common Stock	8,388,605
29,048	TRANSUNION	Common Stock	1,995,888
105,605	UBER TECHNOLOGIES INC	Common Stock	6,502,100
3,586	UNITEDHEALTH GROUP INC	Common Stock	1,887,921
10,772	VEEVA SYSTEMS INC	Common Stock	2,073,825
52,437	VERISK ANALYTICS INC	Common Stock	12,525,102
34,295	VERTEX PHARMACEUTICALS INC	Common Stock	13,954,293
94,214	VISA INC	Common Stock	24,528,615
60,432	VULCAN MATERIALS CO	Common Stock	13,718,668
26,373	ZOETIS INC	Common Stock	5,205,239
62,455	SHOPIFY INC	Common Stock	4,865,245
32,467	SEA LTD	Common Stock	1,314,914
44,805	SCHLUMBERGER LTD	Common Stock	2,331,652
8,570	LINDE PLC	Common Stock	3,519,785
137,894	ADYEN NV	Common Stock	1,776,075
11,353	ASML HOLDING NV	Common Stock	8,593,313
33,993	CHUBB LTD	Common Stock	7,682,418
9,629	TE CONNECTIVITY LTD	Common Stock	1,352,875
24,717	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	2,570,568
26,462	ASTRAZENECA PLC	Common Stock	1,782,216
35,210	ADVANCED MICRO DEVICES INC	Common Stock	5,190,306
1,742	ALIGN TECHNOLOGY INC	Common Stock	477,308
344,672	ALPHABET INC	Common Stock	48,574,625
76,555	ALPHABET INC	Common Stock	10,693,968
397,457	AMAZON.COM INC	Common Stock	60,389,617
6,608	ELEVANCE HEALTH INC	Common Stock	3,116,068
389,182	APPLE INC	Common Stock	74,929,210
11,964	ATLASSIAN CORP	Common Stock	2,845,757
19,944	BILL HOLDINGS INC	Common Stock	1,627,231
1,968	BOOKING HOLDINGS INC	Common Stock	6,980,929
37,700	CARVANA CO	Common Stock	1,995,838
3,117	CHIPOTLE MEXICAN GRILL INC	Common Stock	7,128,454
2,464	CINTAS CORP	Common Stock	1,484,954
23,801	COLGATE-PALMOLIVE CO	Common Stock	1,897,178
34,893	CONFLUENT INC	Common Stock	816,496
31,924	CONSTELLATION ENERGY CORP	Common Stock	3,731,596
6,787	CROWDSTRIKE HOLDINGS INC	Common Stock	1,732,857
20,013	DANAHER CORP	Common Stock	4,629,807
12,961	DATADOG INC	Common Stock	1,573,206
35,322	DOLLAR GENERAL CORP	Common Stock	4,802,026
19,456	DOORDASH INC	Common Stock	1,924,004
118,063	META PLATFORMS INC	Common Stock	41,789,579
12,820	FISERV INC	Common Stock	1,703,009
10,479	FORTINET INC	Common Stock	613,336
30,674	GE AEROSPACE	Common Stock	3,914,923
5,358	GOLDMAN SACHS GROUP INC/THE	Common Stock	2,066,956
9,946	HUMANA INC	Common Stock	4,553,378
13,956	INTUIT INC	Common Stock	8,722,919
32,744	INTUITIVE SURGICAL INC	Common Stock	11,046,516
1,609	LAM RESEARCH CORP	Common Stock	1,260,265
37,654	ELI LILLY & CO	Common Stock	21,949,270
7,478	LULULEMON ATHLETICA INC	Common Stock	3,823,427
1,442	MSCI INC	Common Stock	815,667
24,234	MARSH & MCLENNAN COS INC	Common Stock	4,591,616
45,385	MASTERCARD INC	Common Stock	19,357,156
276,553	MICROSOFT CORP	Common Stock	103,994,990
29,100	MONDELEZ INTERNATIONAL INC	Common Stock	2,107,713
10,516	MONGODB INC	Common Stock	4,299,467
7,172	MONOLITHIC POWER SYSTEMS INC	Common Stock	4,523,954
38,617	MORGAN STANLEY	Common Stock	3,601,035
22,587	NETFLIX INC	Common Stock	10,997,159
20,264	NIKE INC	Common Stock	2,200,062

93,870	NVIDIA CORP	Common Stock	46,486,301
7,159	OLD DOMINION FREIGHT LINE INC	Common Stock	2,901,757
12,100	PROCTER & GAMBLE CO/THE	Common Stock	1,773,134
10,252	ROPER TECHNOLOGIES INC	Common Stock	5,589,083
34,914	ROSS STORES INC	Common Stock	4,831,748
9,208	S&P GLOBAL INC	Common Stock	4,056,308
41,978	CHARLES SCHWAB CORP/THE	Common Stock	2,888,086
25,424	SERVICENOW INC	Common Stock	17,961,802
11,097	SHERWIN-WILLIAMS CO/THE	Common Stock	3,461,154
8,106	SNOWFLAKE INC	Common Stock	1,613,094
14,127	STRYKER CORP	Common Stock	4,230,471
17,488	SYNOPSYS INC	Common Stock	9,004,746
36,517	TJX COS INC/THE	Common Stock	3,425,660
46,749	T-MOBILE US INC	Common Stock	7,495,267
4,236	TELEFLEX INC	Common Stock	1,056,204
74,104	TESLA INC	Common Stock	18,413,362
9,670	TEXAS INSTRUMENTS INC	Common Stock	1,648,348
16,570	THERMO FISHER SCIENTIFIC INC	Common Stock	8,795,190
1,952	TRANSDIGM GROUP INC	Common Stock	1,974,643
45,551	UNITEDHEALTH GROUP INC	Common Stock	23,981,235
8,164	VEEVA SYSTEMS INC	Common Stock	1,571,733
6,899	VERALTO CORP	Common Stock	567,512
92,314	VISA INC	Common Stock	24,033,950
22,032	ZOETIS INC	Common Stock	4,348,456
69,907	ARCH CAPITAL GROUP LTD	Common Stock	5,191,993
94,856	SCHLUMBERGER LTD	Common Stock	4,936,306
24,737	ACCENTURE PLC	Common Stock	8,680,461
132,429	JOHNSON CONTROLS INTERNATIONAL	Common Stock	7,633,208
40,763	CHUBB LTD	Common Stock	9,212,438
89,502	ABBOTT LABORATORIES	Common Stock	9,851,485
52,044	ADVANCED MICRO DEVICES INC	Common Stock	7,671,806
50,727	ALPHABET INC	Common Stock	7,148,956
221,841	ALPHABET INC	Common Stock	30,988,969
237,782	AMAZON.COM INC	Common Stock	36,128,597
63,130	AMERICAN ELECTRIC POWER CO INC	Common Stock	5,127,419
45,241	AMERICAN EXPRESS CO	Common Stock	8,475,449
57,670	AMETEK INC	Common Stock	9,509,206
228,101	APPLE INC	Common Stock	43,916,286
2,485	AUTOZONE INC	Common Stock	6,425,241
29,107	AVALONBAY COMMUNITIES INC	Common Stock	5,449,413
319,794	BANK OF AMERICA CORP	Common Stock	10,767,464
180,864	BOSTON SCIENTIFIC CORP	Common Stock	10,455,748
14,065	BROADCOM INC	Common Stock	15,700,056
35,867	BUILDERS FIRSTSOURCE INC	Common Stock	5,987,637
31,492	CDW CORP/DE	Common Stock	7,158,761
52,781	CONOCOPHILLIPS	Common Stock	6,126,291
35,544	CONSTELLATION BRANDS INC	Common Stock	8,592,762
34,496	DANAHER CORP	Common Stock	7,980,305
26,652	DEERE & CO	Common Stock	10,657,335
28,625	DIAMONDBACK ENERGY INC	Common Stock	4,439,165
81,686	DUKE ENERGY CORP	Common Stock	7,926,809
64,824	EOG RESOURCES INC	Common Stock	7,840,463
66,169	EVERSOURCE ENERGY	Common Stock	4,083,951
66,960	META PLATFORMS INC	Common Stock	23,701,162
45,072	HOLOGIC INC	Common Stock	3,220,394
32,808	ILLINOIS TOOL WORKS INC	Common Stock	8,593,728
12,108	INTUIT INC	Common Stock	7,567,863
108,593	JPMORGAN CHASE & CO	Common Stock	18,471,669
15,854	KLA CORP	Common Stock	9,215,930
57,536	ESTEE LAUDER COS INC/THE	Common Stock	8,414,640
26,369	ELI LILLY & CO	Common Stock	15,371,017
38,689	MARRIOTT INTERNATIONAL INC/MD	Common Stock	8,724,756

35,589	MASTERCARD INC	Common Stock	15,179,064
31,691	MCDONALD'S CORP	Common Stock	9,396,698
98,837	MERCK & CO INC	Common Stock	10,775,210
150,889	MICROSOFT CORP	Common Stock	56,740,300
150,700	MONSTER BEVERAGE CORP	Common Stock	8,681,827
120,035	MORGAN STANLEY	Common Stock	11,193,264
20,918	NETFLIX INC	Common Stock	10,184,556
86,748	NIKE INC	Common Stock	9,418,230
32,420	NORDSON CORP	Common Stock	8,564,067
56,702	NVIDIA CORP	Common Stock	28,079,964
126,750	PG&E CORP	Common Stock	2,285,303
52,214	PPG INDUSTRIES INC	Common Stock	7,808,604
20,349	PALO ALTO NETWORKS INC	Common Stock	6,000,513
33,621	PHILLIPS 66	Common Stock	4,476,300
99,047	PROCTER & GAMBLE CO/THE	Common Stock	14,514,347
59,120	PROGRESSIVE CORP/THE	Common Stock	9,416,634
67,985	PROLOGIS INC	Common Stock	9,062,401
96,795	RTX CORP	Common Stock	8,144,331
6,745	REGENERON PHARMACEUTICALS INC	Common Stock	5,924,066
37,848	SALESFORCE INC	Common Stock	9,959,323
105,408	CHARLES SCHWAB CORP/THE	Common Stock	7,252,070
24,289	SHERWIN-WILLIAMS CO/THE	Common Stock	7,575,739
90,595	TJX COS INC/THE	Common Stock	8,498,717
19,742	TESLA INC	Common Stock	4,905,492
47,114	TEXAS INSTRUMENTS INC	Common Stock	8,031,052
16,116	THERMO FISHER SCIENTIFIC INC	Common Stock	8,554,212
36,142	UNITEDHEALTH GROUP INC	Common Stock	19,027,679
20,325	VERTEX PHARMACEUTICALS INC	Common Stock	8,270,039
27,749	WORKDAY INC	Common Stock	7,660,389
140,793	ZOOMINFO TECHNOLOGIES INC	Common Stock	2,603,263

	Cash	Cash	332

43,026,630	EB Temporary Investment Fund *	Common Collective Trust Fund	43,026,630

	Large Cap Core Fund Subtotal		$3,739,835,269

	Notes receivable from participants	Prime rate as of the month end prior to loan request date plus 1%	$402,252,310

	Total Assets Held in the Plan		$27,519,545,182

*Party-in-interest
**Represents fair value for all investments.

Exhibits

Exhibits to this Form 11-K are as follows:

INDEX TO EXHIBITS

Exhibit	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH FUTURE FUND 401(k) PLAN

Date:	June 20, 2024	By:	/s/ JAMES D. CLARK
James D. Clark
Senior Vice President, Controller and Chief Accounting Officer